Exhibit 2.3

EXECUTION VERSION

ASSET PURCHASE AGREEMENT

dated as of November 13, 2007
by and among

DPMS FIREARMS, LLC,

DEFENSE PROCUREMENT/MANUFACTURING SERVICES, INC.,

RANDY E. LUTH,

PAMELA A. LUTH

and

BUSHMASTER FIREARMS INTERNATIONAL, LLC (solely with respect to Section 4.16)

i

	Article III REPRESENTATIONS AND WARRANTIES OF BUYER

3.01	Organization and Qualification	26
3.02	Authority Relative to This Agreement	26
3.03	Consents and Approvals; No Violation	26
3.04	Financing	27
3.05	Federal Firearms License	27
3.06	Brokers and Finders	27

	Article IV
	ADDITIONAL COVENANTS AND AGREEMENTS

4.01	Regulatory Matters	27
4.02	Conduct of Business of Seller	28
4.03	Reasonable Efforts	29
4.04	Access	29
4.05	Publicity	30
4.06	Employees	30
4.07	Notice of Breach	31
4.08	Interim Financial Statements	31
4.09	NFA Assets	31
4.10	Fulfillment of Conditions	31
4.11	Non-Competition	32
4.12	Change of Name	33
4.13	Lease of St. Cloud Premises	33
4.14	Delivery of Books and Records, etc.; Removal of Property	33
4.15	Additional Agreements	34
4.16	Guaranty	35
4.17	Confidentiality	35

	Article V
	CONDITIONS TO CLOSING

5.01	Conditions to Each Party’s Obligations to Effect the Closing	36
5.02	Conditions to Seller’s Obligations to Effect the Closing	36
5.03	Conditions to Buyer’s Obligations to Effect the Closing	37

	Article VI
	TERMINATION; AMENDMENT; WAIVER

6.01	Termination by Mutual Consent	37
6.02	Termination by Either Buyer or Seller	37
6.03	Termination by Buyer	38
6.04	Termination by Seller	38
6.05	Extension; Waiver	38

ii

	Article VII INDEMNIFICATION

7.01	Indemnification by Buyer	38
7.02	Indemnification by Seller and Shareholders	39
7.03	Reimbursement	40
7.04	Limitations of Liability	40
7.05	Survival of Buyer’s Representations and Warranties	41
7.06	Survival of Seller and Shareholder Representations and Warranties	41
7.07	Exclusive Remedy	41

	Article VIII
	MISCELLANEOUS AND GENERAL

8.01	Payment of Expenses	41
8.02	Survival of Confidentiality	42
8.03	Modification or Amendment	42
8.04	Waiver of Conditions	42
8.05	Counterparts	42
8.06	Governing Law; Dispute Resolution	42
8.07	Notices	42
8.08	Entire Agreement; Assignment	43
8.09	Parties in Interest	43
8.10	Certain Definitions	44
8.11	Validity	46
8.12	Captions; Interpretation	46

Exhibit A	Form Warranty Agreement
Exhibit B	Escrow Agreement
Exhibit C	Intellectual Property Assignment Agreement
Exhibit D	Form Employment Agreement
Exhibit E	Lease Agreement
Exhibit F	License Agreement
Exhibit G	Vesting Unit Agreement

iii

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is entered into as of November 13, 2007, by and among DPMS FIREARMS, LLC, a Delaware limited liability company (“Buyer”), DEFENSE PROCUREMENT/MANUFACTURING SERVICES, INC., a Minnesota corporation (“Seller”), RANDY E. LUTH, an individual (“RL”), PAMELA A. LUTH, an individual (“PL”, together with RL, the “Shareholders”) and, solely with respect to Section 4.16, BUSHMASTER FIREARMS INTERNATIONAL, LLC, a Delaware limited liability company (“Guarantor”).

ARTICLE I
PURCHASE OF ASSETS; ASSUMPTION OF LIABILITIES; CLOSING

1.01        Purchased Assets. Except for the Excluded Assets, at the Closing, Seller shall sell to Buyer, and Buyer shall purchase from Seller, all of Seller’s right, title and interest in and to Seller’s assets (collectively, the “Purchased Assets”), including, but not limited to, the following, free and clear of all Liens except Permitted Liens, but excluding the Excluded Assets:

(a)           Cash in an amount equal to $300,000 plus the aggregate amount to be paid by RL to Seller for certain items of personal property as set forth on Schedule 1.02 (the “Minimum Cash Amount”) and accounts receivable including without limitation, the designated bank account(s) set forth on Schedule 2.24(i);

(b)           all inventory, parts, castings, moldings, fixtures and tooling wherever located;

(c)           to the extent assignable to Buyer, any and all permits, consents and licenses held by Seller;

(d)           all furniture, fixtures, machinery, equipment, vehicles, tools and implements of any kind, character or nature;

(e)           the Assumed Contracts, including those listed on Schedule 1.01(e);

(f)            all of Seller’s interests in all improvements to the Real Property;

(g)           all Intellectual Property Rights, including all rights to the corporate and trade names of Seller and those copyrights, patents, trademarks, trade names and pending applications therefore listed on Schedule 1.01(g);

(h)           all prepaid expenses of Seller relating to the Purchased Assets or the Business for periods following the Closing, including amounts paid in advance on account of rent, property taxes, utility charges, fuel, fees and deposits;

(i)            originals or copies (at the option of Buyer) of all books, records, manuals, files, customer and supplier lists and records, accounts and billing records, plans, blueprints, specifications, drawings, surveys, personnel records (to the extent they may lawfully be provided to Buyer) and operating data of Seller whether in electronic format or otherwise, including without limitation, all historic books and records relating to the sale of firearms, including all records required to be kept pursuant to parts 447, 478, and, 479 of C.F.R. title 27 (such books and records relating to the sale of firearms, the “Historic Firearms Books and Records”);

(j)            all rights of Seller in and to all databases, software, software programs, object codes, source codes, systems documentation and user manuals;

(k)           all claims, causes of action and rights of recovery of Seller, whether asserted or commenced on or before the Closing Date;

(l)            the right to bill and receive payments for products shipped or delivered by Seller but unbilled or unpaid as of the Closing;

(m)          all telephone numbers (e.g., toll free numbers), facsimile numbers, Internet addresses, websites and similar numbers or addresses assigned to or used by Seller; and

(n)           all of Seller’s catalogs, samples, marketing and promotional materials.

1.02        Excluded Assets. Notwithstanding anything to the contrary contained herein, the Purchased Assets do not include the following assets of Seller (collectively, the “Excluded Assets”):

(a)           all federal, state and local income tax, property tax and other tax credits and tax refund claims arising out of Seller’s operations prior to Closing;

(b)           the minute books, equity record books and tax returns of Seller;

(c)           except as provided in Section 1.05, any insurance policies, insurance proceeds, insurance refunds and prepaid expenses relating to the period prior to the Closing;

(d)           all contracts other than the Assumed Contracts and any claims related to Excluded Assets or Excluded Liabilities, and any counterclaims that Seller may have in respect of claims, causes of action or litigation brought against it prior to the Closing Date and related to Excluded Assets or Excluded Liabilities;

(e)           Cash in excess of the Minimum Cash Amount;

(f)            any personnel records required by law to be retained by Seller;

(g)           any prepaid expenses of Seller to the extent not relating to the Purchased Assets or the Business;

(h)           all rights of Seller under this Agreement and the Operative Agreements;

(i)            any and all capital stock owned by Seller in Sporting Activities Insurance Limited (SAIL);

(j)            the designated bank account(s) set forth on Schedule 2.24(ii); and

(j)            those assets described on Schedule 1.02.

1.03        Limited Assumption of Liabilities. Subject to the terms and conditions of this Agreement, Buyer hereby agrees to assume, as of the Closing Date, and agrees to pay, perform and discharge when due, only the following liabilities, responsibilities and obligations of Seller (collectively, the “Assumed Liabilities”):

(a)           Assumed Contracts. All liabilities, responsibilities and obligations of Seller arising out of or relating to the Assumed Contracts, but only to the extent they arise, accrue or become performable after the Closing Date;

(b)           Customer Deposits. All liabilities, responsibilities and obligations relating to security or other deposits made by customers of Seller to the extent included in the Purchased Assets;

(c)           Regulatory Obligations. All liabilities, responsibilities and obligations relating to any rule, regulation, law, mandate, decision or order of any Governmental Entity, whether enacted or promulgated before, on or after the Closing Date or any permit, consent or license included in the Purchased Assets, in each case relating to periods on or after the Closing Date;

(d)           Obligations and Liabilities Included in Working Capital. All liabilities and obligations of Seller which are included in clauses (A), (B), and (C) of the definition of “Current Liabilities”, as set forth in Section 1.10(a)(iii) hereof, including the Outstanding Checks;

(e)           Warranty Claims. Any obligation of Seller to repair or replace any product sold to Seller’s customers in the ordinary course of business prior to the Closing Date as expressly provided by a written warranty agreement in the form attached hereto as Exhibit A given by Seller to such customer in the ordinary course of business prior to the Closing Date (other than any liability arising out of or relating to a breach of such warranty agreement that occurred prior to the Closing Date); provided, that any costs and expenses in excess of Twenty-Five Thousand Dollars ($25,000) per year incurred by Buyer in connection with such repair or replacement shall be for the account of Seller and shall be an Excluded Liability hereunder; and

(f)            Other Liabilities and Obligations. Except as set forth in Section 1.04 hereof, all other liabilities and obligations to the extent such liabilities and obligations arise from the ownership, use and operation of the Purchased Assets by Buyer following the Closing Date.

Notwithstanding anything in this Section 1.03 to the contrary, “Assumed Liabilities” shall not include any liabilities, responsibilities or obligations expressly identified as an Excluded Liabilities pursuant to Section 1.04.

1.04        Excluded Liabilities. Except as set forth in Section 1.03, Buyer shall not assume or be responsible for any of the liabilities or obligations of any Shareholder or Seller (collectively, the “Excluded Liabilities”) including, the following:

(a)           any and all liabilities or obligations associated with or relating to any Excluded Assets and any debt of Seller for borrowed money (including any intercompany debt of Seller owed to any one or more of its Affiliates) and any outstanding obligations of Seller under any capital leases as of the Closing Date;

(b)           any liability or obligation of any kind, character or nature (whether the related claim is made before or after the Closing) arising out of (i) the conduct of Seller in connection with the ownership or operation of the Purchased Assets prior to the Closing Date (except as expressly provided for in Section 1.03), (ii) the employment by Seller of any employees, whether before or after the Closing Date and whether or not such employees become Buyer’s employees, (iii) any employment contract, employee benefit plan or arrangement with respect to which Seller is a party, Seller sponsors, or Seller has any liability or any Company Plan or (iv) the warranty repair and replacement costs described in Section 1.03(e);

(c)           any liability or obligation of Seller owing to any stockholder, subsidiary or Affiliate thereof including, without limitation, any obligations arising out of or related to the transactions contemplated hereby;

(d)           any liabilities related to (i) income taxes of Seller or the Shareholders and (ii) all other taxes attributable to Seller or the Shareholders for the tax periods or portions of tax periods ending on or prior to the Closing Date, including, but not limited to, sales and use taxes, but excluding the excise tax liabilities included in Current Liabilities pursuant to Section 1.03(d) hereof;

(e)           any liabilities or obligations relating to the ownership or operation of the Purchased Assets arising under Environmental Laws attributable to or incurred as a result of any acts, omissions, events or conditions first occurring or in existence as of or prior to the Closing Date, including, but not limited to, liabilities or obligations for the release, handling, discharge, treatment, storage, disposal, arrangement for disposal or presence of Regulated Materials; and

(f)            any liabilities, responsibilities and obligations relating to any rule, regulation, law, mandate, decision or order of any Governmental Entity other than those described in Section 1.03(c).

The Excluded Liabilities shall remain the sole responsibility of and shall be retained, paid, performed and discharged solely by Seller.

1.05        Insurance Proceeds. If prior to the Closing, any Purchased Assets shall have suffered, sustained or incurred any material loss, damage or destruction and Seller shall not have completed the repair or replacement of such Purchased Asset as of the Closing Date to the reasonable satisfaction of Buyer, then at Buyer’s option upon two (2) days written notice to Seller, Seller shall, at the Closing, assign and transfer to Buyer, and Buyer shall be entitled to receive from Seller, all insurance proceeds collected by reason of such loss, damage or destruction which have not been expended on such repair or replacement, together with any rights to receive any uncollected insurance proceeds relating to such loss, damage or destruction which is payable to Seller. This Section shall not limit Buyer’s other rights hereunder.

1.06        Purchase Price; Tax Allocation. The purchase price for the Purchased Assets shall be an aggregate amount of Twenty-Four Million Dollars ($24,000,000) (the “Purchase Price”). The Purchase Price shall be subject to adjustment in accordance with Section 1.10. The Purchase Price, as adjusted in accordance with Section 1.10, plus the amount of the Assumed Liabilities shall be allocated for tax purposes among the Purchased Assets and the non competition covenant in Section 4.11 consistent with the general principles provided in the Internal Revenue Code, as amended to date (the “Code”) section 1060 and the regulations promulgated thereunder and in accordance with Schedule 1.06 attached hereto. Buyer, Seller and Shareholders shall each file all respective income and other tax returns consistent with such allocation for the tax year in which this Agreement is executed and Buyer, Seller and Shareholders shall report all tax consequences of the transactions contemplated by this Agreement in a manner consistent with such allocation, and not take any position inconsistent therewith upon examination of any tax return, in any refund claim, in any litigation or investigation or otherwise.

1.07        Closing.

(a)           Upon the terms set forth in this Agreement and subject to the fulfillment (or waiver by the party whose obligations are so conditioned) of the conditions set forth in Article V hereof, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Milbank, Tweed, Hadley & McCloy LLP, 1 Chase Manhattan Plaza, New York, NY on the third Business Day following the date on which all of such conditions to closing have been satisfied or waived (other than those that may be satisfied or waived at the Closing) or at such other time as the parties may agree in writing; provided, that Buyer may extend such date to a date not more than thirty (30) days from the date hereof in order to complete financing necessary to consummate the transactions contemplated by this Agreement (such that the financing closing can occur simultaneously with the Closing) (the “Closing Date”);

(b)           At the Closing, Buyer will pay the Purchase Price as may be adjusted pursuant to Section 1.10 by wire transfer of immediately available funds to such account as Seller may reasonably direct by written notice delivered to Buyer by Seller at least two (2) Business Days before the Closing Date, provided, that One Million Two Hundred and Fifty Thousand Dollars ($1,250,000) of the Purchase Price shall be delivered by Buyer by wire transfer of immediately available funds to a mutually agreed institutional escrow agent (the “Escrow Agent”) under an escrow agreement to be entered into on the Closing Date by Seller, Buyer and the Escrow Agent substantially in the form of Exhibit B hereto (the “Escrow Agreement”). Simultaneously, (i) Seller will assign and transfer to Buyer all of its right, title and interest in and to the Purchased Assets, other than the Historic Firearms Books and Records which shall be assigned and transferred as described in Section 1.07(d), (free and clear of all Liens, other than Permitted Liens) by delivery of such instruments of conveyance, assignment and transfer, in form and substance reasonably acceptable to Buyer’s counsel, as shall be effective to vest in Buyer good title to the Purchased Assets (the “Assignment Instruments”), and (ii) Buyer will assume from Seller the due payment, performance and discharge of the

Assumed Liabilities by delivery of such instruments of assumption, in form and substance reasonably acceptable to Seller’s counsel, as shall be effective to cause Buyer to assume the Assumed Liabilities as and to the extent provided in Section 1.03 (the “Assumption Instruments”). At the Closing, there shall also be delivered to Seller and Buyer the certificates and other contracts, documents and instruments required to be delivered under Article V.

(c)           At the Closing, the chief financial officer of Seller shall deliver to Buyer a certificate (i) setting forth the locations or bank accounts, and the amounts at each location or in each bank account, of the Minimum Cash Amount and (ii) setting forth all outstanding checks payable by Seller as of such date (the “Outstanding Checks”), indicating with respect to each check the amount and the party to which it is payable.

(d)           Seller shall assign, transfer and deliver to Buyer the Historic Firearms Books and Records no later than three (3) Business Days from the date on which Seller is no longer required to maintain its federal firearms manufacturing license pursuant to Section 4.09.

1.08        Further Assurances.

(a)           Seller shall from time to time after the Closing, at the request of Buyer and without further consideration, execute and deliver further documents, instruments of transfer, conveyance, endorsement, direction, authorization or assignment and take such other action as Buyer may require to more effectively transfer and assign to, and vest in, Buyer the Purchased Assets and all rights thereto, and to fully implement the provisions of this Agreement and the Operative Agreements.

(b)           Effective on the Closing Date, Seller hereby constitutes and appoints Buyer the true and lawful attorney of Seller, with full power of substitution, in the name of Seller or Buyer, but on behalf of and for the benefit of Buyer: (i) to demand and receive from time to time any and all of the Purchased Assets and to make endorsements and give receipts and releases for and in respect of the same and any part thereof; (ii) to institute, prosecute, compromise and settle any and all actions or proceedings that Buyer may deem proper in order to collect, assert or enforce any claim, right or title of any kind in or to the Purchased Assets; (iii) to defend or compromise any or all actions or proceedings in respect of any of the Purchased Assets; and (iv) to do all such acts and things in relation to the matters set forth in the preceding clauses (i) through (iii) as Buyer shall deem desirable. Seller hereby acknowledges that the appointment hereby made and the powers hereby granted are coupled with an interest and are not and shall not be revocable by it in any manner or for any reason. Seller shall deliver to Buyer at Closing an acknowledged power of attorney to the foregoing effect executed by Seller.

(c)           Following the Closing, each party will afford the other party, its counsel and its accountants, during normal business hours, reasonable access to the books, records and other data relating to the Business in its possession with respect to periods prior to the Closing and the right to make copies and extracts therefrom, to the extent that such access may be reasonably required by the requesting party in connection with (i) the preparation of tax returns, (ii) the determination or enforcement of rights and obligations under this Agreement, (iii) compliance with the requirements of any Governmental Entity, (iv) the determination or enforcement of the rights and obligations of any party to this Agreement or any of the Operative

Agreements or (v) in connection with any actual or threatened action or proceeding. Each party agrees for a period extending six (6) years after the Closing Date not to destroy or otherwise dispose of any such books, records and other data unless such party shall first offer in writing to surrender such books, records and other data to the other party and such other party shall not agree in writing to take possession thereof during the ten (10) day period after such offer is made.

(d)           If, in order properly to prepare its or their tax returns, other documents or reports required to be filed with any Governmental Entity or its financial statements or to fulfill its obligations hereunder, it is necessary that a party be furnished with additional information, documents or records relating to the Business not referred to in paragraph (c) above, and such information, documents or records are in the possession or control of the other party, such other party shall use its commercially reasonable efforts to furnish or make available such information, documents or records (or copies thereof) at the recipient’s request, cost and expense. Any information obtained by Seller or any Shareholder in accordance with this paragraph shall be held confidential by Seller or such Shareholder.

(e)           Notwithstanding anything to the contrary contained in this Section 1.08, if the parties are in an adversarial relationship in litigation or arbitration or such an adversarial relationship is reasonably anticipated or foreseen, the furnishing of information, documents or records in accordance with paragraphs (c) or (d) of this Section shall be subject to applicable rules relating to discovery, including without limitation all applicable privileges.

(f)            To the extent that any Assumed Contract is not assignable without the consent of another party thereto, this Agreement (including the schedules hereto) shall not constitute an assignment or an attempted assignment thereof if such assignment or attempted assignment would constitute a breach thereof or a default thereunder. Seller and Buyer shall use their reasonable efforts to obtain the consent of such other party to the assignment of any such Assumed Contract to Buyer in all cases in which such consent is or may be required for such assignment. If any such consent shall not be obtained, Seller shall cooperate with Buyer in any reasonable arrangement designed to provide for Buyer the benefits intended to be assigned to Buyer under the relevant Assumed Contract, including enforcement at the cost and for the account of Buyer of any and all rights of Seller against the other party thereto arising out of the breach or cancellation thereof by such other party or otherwise. If and to the extent that such arrangement cannot be made, Buyer shall have no obligation pursuant to Section 1.03 or otherwise with respect to any such Assumed Contract. The provisions of this Section 1.08(f) shall not affect the right of Buyer not to consummate the transactions contemplated by this Agreement if the condition to its obligations hereunder contained in Section 5.03 has not been fulfilled.

1.09         Transfer Taxes and Seller’s Sales Taxes. All sales, income, recording, stamp, conveyance, value added, use, or similar asset transfer taxes, fees and duties or charges under applicable law incurred in connection with the sale and transfer of the Purchased Assets under this Agreement (including the schedules and exhibits hereto) will be borne and paid by Seller, and Seller shall provide evidence of payment thereof at Closing. Seller shall promptly reimburse Buyer for any such tax, fee, duty or charge which it is required to pay under applicable law.

1.10         Purchase Price Adjustment.

(a)            As used herein, for purposes of this Section,

(i)            “Net Working Capital” shall mean Current Assets minus Current Liabilities;

(ii)           “Current Assets” shall mean the following current assets of Seller, calculated in accordance with generally accepted accounting principles (“GAAP”) to the extent included as Purchased Assets: (A) accounts receivable (net of reserves for doubtful accounts) but excluding any accounts receivable payable by any Shareholder or any of their Affiliates, (B) inventory (net of reserves for slow moving inventory and physical inventory adjustments), (C) prepaid expenses and (D) any other Purchased Assets that would be classified as a current asset in accordance with GAAP, all as determined as of the calendar day before the Closing;

(iii)          “Current Liabilities” shall mean the following current liabilities of Seller, calculated in accordance with GAAP and set forth on the balance sheet included in the Closing Statement (as defined in Section 1.10(d)): (A) accounts payable, (B) the Outstanding Checks, (C) the accrued expenses (whether or not the particular category of accrued expense was included as an accrued expense in the Financial Statements (as defined in Section 2.05)) identified by Buyer in the Closing Statement, which shall include, without limitation, the items described on Schedule 1.10(a)(iii)(C) and (D) any other Assumed Liabilities that would be classified as a current liability in accordance with GAAP, all as determined as of the calendar day before the Closing.

(b)           If as of the close of business as of the day before the Closing Date, Net Working Capital is less than $6,361,000, then the Purchase Price shall be reduced by the amount by which Net Working Capital is less than $6,361,000. If as of the close of business as of the day before the Closing Date, Net Working Capital exceeds $6,500,000, then the Purchase Price shall be increased by the amount by which Net Working Capital exceeds $6,500,000.

(c)           Seller shall prepare and submit to Buyer, not later than five (5) Business Days prior to the expected or agreed upon Closing Date, a written good faith estimate, certified by the chief financial officer of the Company, of the amount of the Net Working Capital, including, without limitation, any item preliminarily identified by Buyer pursuant to Section 1.10(a)(iii)(C), as of the close of business on the day before the Closing Date (the “Net Working

Capital Estimate”). If as of the close of business as of the day before the Closing Date, (i) the Net Working Capital Estimate is less than $6,361,000, then at Closing, the Purchase Price payable by Buyer on the Closing Date shall be reduced by the amount by which the Net Working Capital Estimate is less than $6,361,000 (the “Estimated WC Shortfall”); (ii) the Net Working Capital Estimate exceeds $6,500,000, then at Closing, the Purchase Price payable by Buyer on the Closing Date shall be increased by the amount by which the Net Working Capital Estimate exceeds $6,500,000 (the “Estimated WC Excess”); or (iii) the Net Working Capital Estimate is between $6,361,000 and $6,500,000, inclusive (the “Target WC Range”), then at Closing, the Purchase Price payable by Buyer on the Closing Date shall not be adjusted based upon Net Working Capital. In addition, if the certificate delivered pursuant to Section 1.07(c)(i) sets forth Cash in an amount less then the Minimum Cash Amount, the Purchase Price at Closing shall also be reduced by such difference (the “Cash Shortfall Estimate”).

(d)           Within thirty (30) Business Days following the Closing Date, Buyer will prepare and submit to Seller a statement of the Net Working Capital Adjustment as of the day before the Closing Date (the “Closing Statement”) reasonably detailing Buyer’s determination of the Net Working Capital Adjustment. Buyer shall prepare the Closing Statement in accordance with GAAP. If the amount of Cash actually transferred to Buyer at the Closing was less than the Cash Shortfall Estimate, then the Closing Statement shall also set forth the amount of such difference (the “Cash Shortfall”). If Seller objects to any amounts reflected on the Closing Statement, then Seller must, within fifteen (15) days after its receipt of the Closing Statement, give written notice (the “Notice”) to Buyer specifying in reasonable detail any objections, or Buyer’s determination of the Net Working Capital or the Cash Shortfall shall be final, binding and conclusive on the parties on such fifteenth (15th) day. With respect to any disputed amounts, the parties shall meet in person and negotiate in good faith during the fifteen (15) day period (the “Resolution Period”) after the date of Buyer’s receipt of the Notice to resolve any such disputes. If the parties are unable to resolve all such disputes within the Resolution Period, then within five (5) Business Days after the expiration of the Resolution Period, Seller and Buyer shall submit the issues remaining in dispute to a mutually agreed upon independent public accounting firm (the “Independent Accountants”) for resolution applying the principles, policies and practices referred to in this Section 1.10(d). If issues are submitted to the Independent Accountants for resolution, (i) Seller and Buyer shall furnish or cause to be furnished to the Independent Accountants such work papers and other documents and information relating to the disputed issues as the Independent Accountants may request and are available to that party or its agents and shall be afforded the opportunity to present to the Independent Accountants any material relating to the disputed issues and to discuss the issues with the Independent Accountants; (ii) the determination by the Independent Accountants, as set forth in a notice to be delivered to both Seller and Buyer within sixty (60) days of the submission to the Independent Accountants of the issues remaining in dispute, shall be final, binding and conclusive on the parties and shall be used in the calculation of the Closing Working Capital or the Cash Shortfall; and (iii) Seller and Buyer will each bear fifty percent (50%) of the fees and costs of the Independent Accountants for such determination. The amount of the Net Working Capital as finally determined in accordance with the foregoing provisions shall be the “Final Net Working Capital”. Each of Seller and Buyer shall bear the fees, costs and expenses of its own accountants and all of its other expenses incurred in connection with matters contemplated by this Section 1.10. From and after the Closing Date, each of the parties shall provide the other access to their books, records and personnel as such requesting party reasonably determines is necessary to prepare, review or dispute the Closing Statement.

(e)           If the Purchase Price payable by Buyer at the Closing was adjusted based upon an Estimated WC Shortfall, then (i) if the Final Net Working Capital is less than the Net Working Capital Estimate, Seller will pay Buyer the amount of such difference; (ii) if the Final Net Working Capital is more than the Net Working Capital Estimate and less than $6,361,000, Buyer will pay Seller the amount of the difference between the Final Net Working Capital and the Net Working Capital Estimate; (iii) if the Final Net Working Capital is more than the Net Working Capital Estimate and within the Target WC Range, Buyer will pay Seller the amount of the Estimated WC Shortfall; (iv) if the Final Net Working Capital is more than $6,500,000, Buyer will pay Seller the sum of the Estimated WC Shortfall plus the amount of the difference between $6,500,000 and the Final Net Working Capital; or (v) if the Final Net Working Capital is equal to the Net Working Capital Estimate, neither party will be required to pay any amounts based upon Net Working Capital.

(f)            If the Purchase Price payable by Buyer at the Closing was adjusted based upon an Estimated WC Excess, then (i) if the Final Net Working Capital is more than the Net Working Capital Estimate, Buyer will pay Seller the amount of such difference; (ii) if the Final Net Working Capital is less than the Net Working Capital Estimate and more than $6,500,000, Seller will pay Buyer the amount of the difference between the Final Net Working Capital and the Net Working Capital Estimate; (iii) if the Final Net Working Capital is less than the Net Working Capital Estimate and within the Target WC Range, Seller will pay Buyer the amount of the Estimated WC Excess; (iv) if the Final Net Working Capital is less than $6,361,000, Seller will pay Buyer the sum of the Estimated WC Excess plus the amount of the difference between $6,361,000 and the Final Net Working Capital; or (v) if the Final Net Working Capital is equal to the Net Working Capital Estimate, neither party will be required to pay any amounts based upon Net Working Capital.

(g)           If the Purchase Price payable by Buyer at the Closing was not adjusted because the Net Working Capital Estimate was within the Target WC Range, then (i) if the Final Net Working Capital is more than $6,500,000, Buyer will pay Seller the amount of such difference; (ii) if the Final Net Working Capital is less than $6,361,000, Seller will pay Buyer the amount of such difference; or (iii) if the Final Net Working Capital is within the Target WC Range, neither party will be required to pay any amounts based upon Net Working Capital.

(h)           If Seller is required to make a payment to Buyer pursuant to the provisions of Section 1.10 (e), (f) or (g), then, within five (5) Business Days after the determination of Final Net Working Capital, Seller will pay Buyer, in immediately available funds, the amount of such required payment plus the amount of the Cash Shortfall, if any. If Buyer is required to make a required payment to Seller pursuant to the provisions of Section 1.10 (e), (f) or (g), then, within five (5) Business Days after the determination of Final Net Working Capital, Buyer will pay Seller, in immediately available funds, the amount of such payment minus the amount of the Cash Shortfall, if any. If neither party is required to make a payment to the other pursuant to the provisions of Section 1.10 (e), (f) or (g), then, within five (5) Business Days after the determination of Final Net Working Capital, Seller will pay Buyer, in immediately available funds, the amount of the Cash Shortfall, if any.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF SELLER
AND THE SHAREHOLDERS

Seller and the Shareholders hereby represent and warrant to Buyer, jointly and severally, that:

2.01         Corporate Organization and Existence. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota, and is qualified to do business as a foreign corporation in each jurisdiction in which such qualification is required, which jurisdictions are set forth in Schedule 2.01. Seller has all requisite corporate power and authority to own, use and lease its properties and to carry on its business as it is now being conducted. Seller has all required corporate power and authority to enter into and perform this Agreement and the Operative Agreements to which it is a party and generally to carry out the transactions contemplated hereby.

2.02         Contracts and Commitments. Except as set forth in Schedule 2.02, Seller (i) is not a party to any contract, obligation, understanding or commitment (whether written or oral) which involves a potential or actual commitment or aggregate payments to or from Seller to or from any third party in excess of $25,000, or which is otherwise material and not entered into in the ordinary course of business, or (ii) is not a party to any contracts with distributors, dealers, manufacturers, representatives or sales agencies with which Seller deals in connection with the Business, asset purchase contracts, employment contracts, financing, credit or loan agreements, capital leases, collective bargaining agreements or similar labor contracts, mortgage, pledge or security agreements, consulting agreements, guaranty, independent contractor agreements, noncompetition agreements or agreements with any current or former officers, directors, employees or shareholders of Seller or Persons or organizations related to or affiliated with any such Persons. Seller (and to Seller’s Knowledge, each other party thereto) is not in material default under any contract, obligation, understanding or commitment and, to Seller’s Knowledge, no state of facts exists that upon notice or lapse of time or both would constitute such a default.

2.03         Authority Relative to this Agreement. Each of Seller and each Shareholder has the requisite corporate or other power and authority to execute and deliver this Agreement and the Operative Agreements to which each is a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. This Agreement and the consummation by Seller of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors and shareholders of Seller, and no other corporate proceedings on the part of Seller is necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Seller and each Shareholder and, assuming this Agreement constitutes the valid and binding agreement of Buyer, constitutes the valid and binding agreement of Seller and each Shareholder, enforceable against Seller and each Shareholder in accordance with its terms, except that such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’

rights generally, and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

2.04        Consents and Approvals; No Violation. Neither the execution and delivery of this Agreement or the Operative Agreements nor the consummation by Seller or either Shareholder of the transactions contemplated hereby or thereby will directly or indirectly:

(i)            conflict with or result in a violation or breach of any of the terms, conditions or provisions of the articles of incorporation or by-laws of Seller;

(ii)           except as set forth on Schedule 2.04(a)(ii), require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or other third party;

(iii)          violate or result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or lien or other charge or encumbrance) under any of the terms, conditions or provisions of any contract, indenture, obligation, commitment, note, license, agreement, Governmental Permit or other instrument or obligation to which Seller or any of its assets may be bound, except for such violations, breaches and defaults (or rights of termination, cancellation or acceleration or lien or other charge or encumbrance) as to which requisite waivers or consents have been obtained or are set forth on Schedule 2.04(a)(ii);

(iv)          assuming the consents, approvals, authorizations or permits and filings or notifications set forth on Schedule 2.04(a)(ii) are duly and timely obtained or made, violate or constitute (with or without notice or lapse of time or both) a default under any judgment, order, restriction, writ, injunction, decree, law, statute, ordinance, rule or regulation applicable to Seller, or to any of its assets; or

(v)           create (directly or indirectly with or without notice of or lapse of time or both) any Lien on any of the Purchased Assets except pursuant to this Agreement and the agreements contemplated hereby.

2.05        Financial Statements.

(a)           Prior to the execution of this Agreement, Seller has delivered to Buyer true and complete copies of the consolidated balance sheets and the related consolidated statements of income (including the related notes thereto, if any) of Seller for the years ended December 31, 2006 and December 31, 2005 and the period ended September 30, 2007 (the “Financial Statements”). The Financial Statements, as of their respective dates, were prepared on a basis consistent with prior periods except as otherwise noted in the footnotes therein, and present fairly, in all material respects, the consolidated financial position and results of operation of Seller on a consolidated basis as of and for the periods set forth therein subject, in the case of interim financial statements, to normal year-end adjustments consistent with past practice. Except as set forth in the December 31, 2006 (the “Balance Sheet Date”) balance sheet that is part of the Financial Statements (the “Latest Balance Sheet”) or in Schedule 2.8, and except for Excluded Liabilities, as of the date of this Agreement, Seller has no material obligations, liabilities or material forward or long term commitments (including contingent liabilities).

(b)           The management of Seller has established and maintains internal controls and procedures designed to ensure that material information about Seller and its business is made known to the officers of Seller on a timely basis and such internal controls are effective. Seller has provided Buyer (or its representatives) with access to all books and records requested by Buyer.

2.06        Operations Since Balance Sheet Date.

(a)           Except as set forth in Schedule 2.06(a), since the Balance Sheet Date, there has been no damage, destruction or loss, whether or not covered by insurance, or condemnation or other taking adversely affecting, individually or together with other such events, in any material respect any of the Purchased Assets.

(b)           Except as set forth in Schedule 2.06(b) and except with respect to the actions of Seller resulting in this Agreement, since the Balance Sheet Date, Seller has conducted its business only in the ordinary course and in conformity with past practice. Without limiting the generality of the foregoing, since the Balance Sheet Date, except as set forth in Schedule 2.06(b), Seller has not:

(i)            except in the ordinary course of business consistent with past practice, made or permitted any amendment, cancellation or termination of any of the Assumed Contracts or created or suffered to exist any lien on any of the Purchased Assets, except for Permitted Liens and liens to be discharged at or prior to Closing;

(ii)           (A) cancelled or waived any debts owed to or claims held by Seller (including the settlement of any claims or litigation) other than in the ordinary course of its business consistent with past practice or (B) incurred any indebtedness;

(iii)          entered into, as lessee, any capitalized lease obligations (as defined in Statement of Financial Accounting Standards No. 13);

(iv)          revalued any assets or properties, or accelerated or delayed collection of or (except as contemplated by subparagraph (ii) above) written off notes or accounts receivable in advance of or beyond their regular due dates or the dates when the same would have been collected in the ordinary course of its business consistent with past practice, or increased or changed any assumptions underlying bad debt calculations or contingency or other reserves;

(v)           except for sales or dispositions of inventory or obsolete or worn out tangible assets in the ordinary course of business, suffered or made (or committed to make) any sale, transfer, lease, license, encumbrance, loss, disposition, destruction or damage of any Purchased Asset;

(vi)          made any change in the accounting methods, principles and practices used by Seller from those applied in the preparation of the Latest Balance Sheet or the statements of income or stockholders’ equity as of and for the twelve months ended December 31, 2006;

(vii)         made or contractually committed to make any capital expenditures or commitments for additions to property, plant or equipment used or held for use in the conduct of the business constituting capital assets in an aggregate amount exceeding $25,000;

(viii)        made any declaration, setting aside or payment of any dividend or other distribution in respect of the capital stock of Seller, or any direct or indirect redemption, purchase or other acquisition by Seller of any such capital stock of or any other security of Seller;

(ix)           (A) made any payment to any Shareholder or their Affiliates or Associates for products or services sold or rendered or to be sold or rendered, made any other payment in respect of any liability, obligation or commitment to any Shareholder or their Affiliates or Associates or assumed, guaranteed, or otherwise became liable (directly or contingently) for any liability or obligation of any Shareholder or their Affiliates or Associates, or (B) entered into any other transaction, commitment or understanding with any Shareholder or their Affiliates or Associates or for the benefit of any of them;

(x)            (A) increased the salary, wages, bonus, discretionary profit sharing contribution or other compensation of (1) any director, officer or employee of Seller having a base salary in excess of $50,000 per year or any business consultant of Seller or (2) any other employee of Seller in an amount greater than 5% per annum; (B) established or modified (1) targets, goals, pools or similar provisions in respect of any fiscal year under any Benefit Plan, employment-related contract or other employee compensation arrangement or (2) salary ranges, increase guidelines or similar provisions in respect of any Benefit Plan, employment-related contract or other employee compensation arrangement; or (C) adopted, entered into or became bound by any Benefit Plan, employment-related contract or collective bargaining agreement, or amended, modified or terminated (partially or completely) any Benefit Plan or employment-related contract, except to the extent required by applicable Law;

(xi)           entered into a contract to do or engage in any of the foregoing after the date hereof; or

(xii)          entered into any other transaction involving the Business or the Purchased Assets outside the ordinary course of business consistent with past practice.

2.07         Absence of Certain Changes or Events. Except as set forth in the schedules to this Agreement, since the Balance Sheet Date, Seller has not suffered any Material Adverse Effect.

2.08         Absence of Undisclosed Liabilities. As of the date of this Agreement, Seller has no absolute, accrued or contingent indebtedness, liability or liabilities arising out of any transaction or state of facts existing prior to the date hereof, whether accrued, to become due, contingent, or otherwise except for (i) liabilities disclosed, recorded in or reserved against on the Latest Balance Sheet, (ii) liabilities incurred in the ordinary course of business consistent with past practice that in the aggregate are not material to the Business and (iii) liabilities set forth on Schedule 2.08.

2.09         Litigation. Except as disclosed on Schedule 2.09, there are no investigations, complaints, charges, grievances, actions, claims, suits, proceedings at law or in equity or by any Governmental Entity or any other Person (“Proceedings”) pending or, to Seller’s Knowledge, threatened against Seller (or any of its directors, officers or employees). To Seller’s Knowledge, no facts or circumstances exist which could reasonably be expected to result in any such Proceeding. No Proceeding is pending at law or in equity or by or before any Governmental Entity against Seller, or any director, officer or employee of Seller that has a reasonable possibility of calling into question the validity, or hindering the enforceability or performance, of this Agreement or any action taken or to be taken pursuant hereto or any of the other agreements and transactions contemplated hereby, nor, to Seller’s Knowledge, has there occurred any event or does there exist any condition on the basis of which any such proceeding might properly be instituted. There is no outstanding judgment, injunction, decree or order issued by any Governmental Entity against Seller.

2.10         Taxes. Seller is a Subchapter S corporation, and converted to S corporation status in 1988. Seller has timely and properly filed all federal, state, local and foreign tax returns (including but not limited to income, sales, use, payroll, employee withholding and social security and unemployment) (“Tax Returns”) that it was required to file since January 1, 1999. All such Tax Returns are correct and true in all material respects. All taxes (including interest and penalties) owed by Seller, or for which it may be liable under Treasury Regulations §1.1502-6 (or analogous state or foreign provisions) by virtue of having been a member of any affiliated group (as defined in Section 1504(a) of the Code) (or other group filing on a combined or unitary basis), have been paid. Seller was not (at any time after January 1, 2000) and is not a party to any tax sharing agreement, nor currently is the beneficiary of any extension of time within which to file any report or return. No claim has been made since January 1, 2000 by a taxing authority in a jurisdiction where Seller does not file reports and returns that it is or may be subject to taxation by that jurisdiction. Any liability of Seller for taxes not yet due and payable, or which are being contested in good faith, has been expressly and adequately reserved for on the Financial Statements or are described on Schedule 2.08. There are no tax liens upon the Purchased Assets except Permitted Liens for taxes not yet due. Seller has complied (and until the Closing Date will comply) with all applicable laws, rules, and regulations relating to the payment and withholding of taxes relating to the business of Seller or the Purchased Assets (including withholding and reporting requirements under Code §§3401 through 3406, 6041 and 6049 and similar provisions under any other laws) and has, within the time and in the manner prescribed by law, withheld from employee wages and paid over to the proper governmental authorities all required amounts. Seller has not executed any outstanding waivers or comparable consents regarding the application of the statute of limitations for any taxes or Tax Returns (and no extensions have been executed on its behalf) relating to Seller or the Purchased Assets. No audits or other administrative proceedings or court proceedings are presently pending or to Seller’s Knowledge threatened with regard to any taxes or Tax Returns of Seller relating to the Business of or the Purchased Assets. Seller has not received any written ruling of a taxing authority relating to taxes relating to the business of Seller or the Purchased Assets, or any other written and legally binding agreement with a taxing authority relating to taxes relating to the business of Seller or the Purchased Assets. Seller has made available (or, in the case of Tax Returns to be filed on or before the Closing Date, will make available) to Buyer complete and accurate copies of all Tax Returns and associated work papers filed by or on behalf of Seller for all taxable years ending on or prior to the Closing Date relating to the Business or the Purchased Assets. None of the Purchased Assets is property that any party to this transaction is or will be required to treat as being “tax-exempt use property” or “tax-exempt bond financed property” within the meaning of Code §168.

2.11        Employee Benefit Plans; Labor and Employment Matters.

(a)           Set forth in Schedule 2.11 is a true, correct and complete list of each of the following maintained by Seller or any ERISA Affiliate since January 1, 2001, or with respect to which Seller or any ERISA Affiliate is or will be required to make any payment, or which provides or will provide benefits to present or prior employees of Seller or any ERISA Affiliate due to such employment (the “Company Plans”): (i) each “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA) (“Pension Plan”), (ii) each “employee welfare benefit plan” (as such term is defined in Section 3(1) of ERISA), and (iii) each employment agreement or employee benefit or incentive compensation plan, program or arrangement that is not subject to ERISA, including without limitation any retirement, savings, profit sharing, deferred compensation, severance, stock ownership, retention, change in control, stock purchase, stock option, performance, bonus, incentive, vacation or holiday pay, hospitalization or other medical, disability, life or other insurance, or other welfare, benefit or fringe benefit plan, policy, trust, understanding or arrangement of any kind, whether written or oral. Neither Seller nor any ERISA Affiliate currently maintains or is required to contribute to or make any payments in respect of, or has at any time maintained or been required to contribute to or make any payments in respect of, (i) any Pension Plan subject to Title IV or Section 302 of ERISA or Section 412 of the Code or (ii) any “multiemployer plan” (as such term is defined in Section 3(37) of ERISA) (“Multiemployer Plan”).

(b)           With respect to the Company Plans: (i) each Company Plan intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the Internal Revenue Service that it is so qualified and nothing has occurred since the date of such letter that is reasonably likely to affect the qualified status of such Company Plan, (ii) each Company Plan has been operated in accordance with its terms and the requirements of applicable law, (iii) neither Seller nor any ERISA Affiliate has incurred or expects to incur any direct or indirect or actual or secondary liability under, arising out of or by operation of Title IV of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and no fact or event exists that is reasonably likely to give rise to any such liability, (iv) there is no pending or, to Seller’s Knowledge, threatened claim, suit or grievance in respect of any of the Company

Plans other than claims for benefits in the ordinary course of business, and (v) all required contributions, reserves or premium payments for the Company Plans have been made.

(c)           Neither Seller nor, to Seller’s Knowledge, any other “disqualified person” (within the meaning of Section 4975 of the Code) or “party in interest” (within the meaning of Section 3(14) of ERISA) has taken any action with respect to any Company Plan that could subject any such plan (or its related trust), Seller or any officer, director or employee of Seller to a material penalty or tax under Section 502(i) or Section 502(1) of ERISA or Section 4975 of the Code.

(d)           Except as set forth in Schedule 2.11, Seller does not maintain or contribute to any employee welfare benefit plan which provides benefits to employees after termination of employment other than as required by Part 6 of Title I of ERISA. Any employee welfare benefit plan set forth in Schedule 2.11 as described in the previous sentence can be amended or terminated at any time in the future without liability other than for benefits incurred in the ordinary course of business.

(e)           Except as set forth in Schedule 2.11, (i) Seller has complied in all material respects with all applicable laws, rules and regulations which relate to employment matters, including, without limitation, laws, rules and regulations relating to wages, hours, discrimination in employment, immigration and collective bargaining, and is not liable for any arrears of wages or any taxes, fines or penalties for failure to comply with any of the foregoing and (ii) there is no pending or, to Seller’s Knowledge, threatened claim, suit, arbitration, grievance or investigation regarding employment matters against Seller. Except as set forth in Schedule 2.11, (x) there is no unsatisfied award, judgment or other final resolution of a dispute regarding employment matters against Seller that requires continuing compliance therewith or that individually or in the aggregate constitutes a material liability and (y) Seller is not a party to any collective bargaining or other labor union contracts. There is no pending or, to Seller’s Knowledge, threatened labor dispute, strike or work stoppage against Seller which would interfere with the business activities of Seller, and, to Seller’s Knowledge, there are no pending or threatened union organizing or election activities involving any non-union employees of Seller. Without in any way limiting the foregoing, and except as disclosed in Schedule 2.9 or Schedule 2.11, Seller is not, nor has it at any time within the last five (5) years been, nor has it received any notice that it is or has at any time within the last five (5) years been, in violation of or in default under, in any material respect, any law, statute, rule, regulation, ordinance or other pronouncement having the effect of law of the United States or any domestic or state, county, city or other political subdivision or of any Governmental Entity applicable to occupational safety and health regarding the Business or the Purchased Assets and during such period has complied with all such laws, statutes, regulations, ordinances or other pronouncements applicable to occupational safety and health.

(f)            As used herein, “ERISA Affiliate” shall mean (i) any corporation which at any time on or before the Closing Date is or was a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as Seller, (ii) any partnership, trade or business (whether or not incorporated) which at any time on or before the Closing Date is or was under common control (within the meaning of Section 414(c) of the Code) with Seller, and (iii) any entity which at any time on or before the Closing Date is or was a member of the same affiliated service group (within the meaning of Section 414(m) of the Code) as Seller, any corporation described in clause (i) of this paragraph or any partnership, trade or business described in clause (ii) of this paragraph.

(g)           Schedule 2.11(g) contains a true and complete list of names and current hourly wage, monthly salary or other compensation of all directors, officers, management employees, consultants, independent contractors or managers employed or retained by Seller, with a summary of existing bonuses, additional compensation and other benefits (whether current or deferred), if any, paid or payable to each such Person for services rendered in the fiscal year ended December 31, 2005. Schedule 2.11(g) contains a true and complete listing and summary description of all employment, compensation, non competition, confidentiality, consulting and independent contractor agreements and any other similar agreements between Seller and its directors, officers, employees, independent contractors and consultants. Schedule 2.11(g) contains a true and complete listing of the (i) accrued and unused vacation and (ii) service time credited pursuant to the Company Plans, as of the date hereof for each of RL and PL.

(h)           Seller is not a party to any contract with any labor organization, nor has Seller agreed to, been required to or been asked to recognize or negotiate any union or other collective bargaining unit, nor has any union or other collective bargaining unit been certified as representing any of their respective employees. Seller has no knowledge of any organization currently being made, pursued or threatened by or on behalf of any labor union with respect to their respective employees. Seller has not, within the last three years, experienced any strike, work stoppage, slow down, lockout, grievance proceeding, claim of unfair labor practices or other significant labor difficulty of any nature, nor are any claims pending or, to Seller’s Knowledge, threatened between Seller and any of its employees.

(i)            Seller has not received services from any individual whom Seller has treated as an independent contractor or leased employee, but who should have been treated as a common-law employee, for purposes of participating in any Company Plan.

2.12        Environmental Laws and Regulations.

(a)           Except as set forth in Schedule 2.12, (i) Seller has not received any complaint, claim or notice from any Governmental Entity or any other Person alleging any past or present violation of or any liability or obligation under any Environmental Law in connection with the Purchased Assets or past or present operation of its business, and (ii) as of the date hereof, there is no investigative proceeding or other action pending, or, to Seller’s Knowledge, threatened against Seller by any Governmental Entity or any other Person in connection with the Purchased Assets or the past or present operation of its business.

(b)           Except as set forth in Schedule 2.12, Seller, with respect to the Purchased Assets and the Business complies and has at all times in the past complied, in all material respects, with all Environmental Laws.

(c)           Except as set forth in Schedule 2.12, Seller with respect to the Purchased Assets and its business has obtained, maintains in full force and effect and has complied with, in all material respects, all permits, licenses and approvals required for its facilities and operations under Environmental Law (a list of all such permits, licenses and approvals is set forth on Schedule 2.12), and there are no actions pending, or, to Seller’s Knowledge, threatened, to revoke, terminate, cancel, suspend, modify, challenge or appeal any such permits, licenses or approvals.

(d)           Except as set forth in Schedule 2.12, (i) Seller is not subject to any remedial obligation or other response action under a currently issued and applicable administrative order, decree, or agreement pursuant to any Environmental Law and (ii) there are no facts, events or conditions relating to the Purchased Assets, Seller or the past or present operations or facilities of its business that could prevent or hinder material compliance with Environmental Laws or give rise to a material liability or a material investigatory, corrective or remedial obligation under any Environmental Laws.

2.13        Real Property.

(a)           Seller does not own any real property. The Real Property constitutes all of the real property used or held for use by Seller. A true copy of each lease and amendments thereof to which Seller is a party as a lessee of real property has been delivered by Seller to Buyer and each such lease is listed on Schedule 2.13, is in full force and effect and affords Seller peaceful and undisturbed possession of the subject matter of such lease. Seller has performed all material obligations required to be performed by it under each of the leases to which it is a party, no amount due under any such leases remains unpaid, and no material contingency, claim, dispute or other disagreement exists between the parties to any such leases. No default or event of default on the part of Seller or, to Seller’s Knowledge, on the part of the lessor, exists under any lease, and Seller has not received any notice of default under any such lease or any indication that the owner of the leased property intends to terminate such lease, and no event has occurred which with notice or the lapse of time, or both, would constitute a default under any such lease.

(b)           Except as set forth on Schedule 2.13, Seller is not in violation of any zoning, land use, building or safety law, ordinance, regulation or requirement or other law or regulation applicable to Seller’s use or occupancy of the Real Property (“Zoning Requirements”), nor has Seller received any notice of violation with which it has not complied, in any case in which the consequences of such violation if asserted by the applicable regulatory authority would be materially adverse with respect to Seller or would materially impair the ability of Seller to use the affected parcel of the Real Property in the manner and scope in which it is now being used. Except as set forth on Schedule 2.13, (i) there are no operations of Seller on the Real Property which constitute nonconforming uses under any material Zoning Requirement, and (ii) Seller has no knowledge of and has not received any written notice of any pending or contemplated rezoning proceeding affecting the Real Property.

2.14         Tangible Personal Property. Except as set forth in Schedule 2.14 and Liens to be discharged at the Closing, none of the Purchased Assets is subject to any Lien, and Seller is in possession of and has good, valid, and marketable title, free and clear of all Liens, to its tangible personal property, including the Purchased Assets, other than Liens which will be discharged at or prior to Closing. None of the title defects, objections or Liens (if any) listed in Schedule 2.14 adversely affects the value of any of the items of tangible personal property or interferes with its use in the conduct of Seller’s business. Except as set forth in Schedule 2.14 and except for liens to be discharged at or prior to Closing, Seller holds good and transferable leaseholds in all of the tangible personal property leased by it, in each case under valid and enforceable leases. Seller is not in default with respect to the lease of any item of tangible personal property purported to be leased by it, and no event has occurred that constitutes or with due notice or lapse of time or both may constitute a default under any lease thereof.

2.15        Permits.

(a)           Seller owns, holds or possesses all licenses, franchises, permits, privileges, immunities, approvals and other authorizations from Governmental Entities which are necessary, individually or in the aggregate, to entitle it to own or lease, operate and use its assets and to carry on and conduct its business as currently conducted, including without limitation all licenses, permits, approvals or other authorizations required under any Environmental Laws (herein collectively called “Governmental Permits”). Complete and correct copies of all of the Governmental Permits have heretofore been delivered or made available to Buyer and are listed on Schedule 2.15.

(b)           Except as set forth in Schedule 2.15, each of such Governmental Permits is in full force and effect, and Seller has fulfilled and performed its obligations under each of the Governmental Permits. No proceedings or other actions to revoke, refuse, renew, modify or restrict the Governmental Permits are pending or threatened, and no event has occurred or condition or state of facts exists which constitutes or, after notice or lapse of time or both, would constitute a breach or default under any such Governmental Permit or which permits or, after notice or lapse of time or both, would permit restriction, modification, revocation or termination of any such Governmental Permit, or which might adversely affect in any material respect the rights of Seller under any such Governmental Permit. No notice of cancellation, of default or of any dispute concerning any Governmental Permit, or of any event, condition or state of facts described in the preceding clause, has been received by, or is known to, Seller. All filings and reports required by Governmental Entities to be made by Seller have been timely and properly made.

2.16        Intellectual Property.

(a)           The Purchased Assets include all rights in all patents, patent rights, trademarks and trademark rights, trade names and trade name rights, trade dress, logos, service marks and service mark rights, brand names, inventions, processes, formulae, copyrights and copyright rights, business and product names, slogans, trade secrets, industrial models, designs, methodologies, know how and other proprietary intellectual property rights and computer programs (including all source codes) and related documentation, technical information, manufacturing, engineering and technical drawings, and all pending applications for and registrations of patents, trademarks, service marks and copyrights held or used by Seller, RL or PL (“Intellectual Property Rights”) to carry out Seller’s business as presently conducted, all of which are listed on Schedule 1.01(g). Except as set forth on Schedule 2.16, the Intellectual Property Rights do not infringe on any proprietary right of any Person and no claims (x) challenging the validity, effectiveness or ownership by Seller of any of the Intellectual Property Rights, or (y) to the effect that the Intellectual Property Rights infringe or will infringe any intellectual property or other proprietary right of any Person have been asserted or, to Seller’s Knowledge, are threatened by any Person nor are there any valid grounds for any bona fide claim of any such kind. To Seller’s Knowledge, there is no material unauthorized use, infringement or misappropriation of any of the Intellectual Property Rights by any third party, employee or former employee of Seller.

(b)           Prior to the date hereof, RL and PL have assigned certain intellectual property to Seller pursuant to the assignment agreement attached hereto as Exhibit C.

2.17         Brokers and Finders. Except for the fees and expenses payable to the March Group, which fees and expenses are reflected in its agreement with Seller (and payable by Seller), Seller has not employed any investment banker, broker, finder, consultant or intermediary in connection with the transactions contemplated by this Agreement which would be entitled to any investment banking, brokerage, finder’s or similar fee or commission in connection with this Agreement or the transactions contemplated hereby.

2.18         Affiliate Transactions. Except as set forth in Schedule 2.18(a), no officer, director or shareholder of Seller, or any Affiliate or Associate of any of them, provides or causes to be provided any assets, services or facilities used or held for use in connection with Seller’s business, and no such officer, director, shareholder or Affiliate or Associate is provided any assets, services or facilities by Seller’s business. Except as disclosed in Schedule 2.18(b), each of the transactions listed in Schedule 2.18(a) is engaged in on an arm’s-length basis.

2.19         Sufficiency of Assets. Except as set forth in Schedule 2.19, the Purchased Assets (i) constitute all of the assets, tangible and intangible, of any nature whatsoever, necessary to operate Seller’s business in the manner presently operated by Seller and (ii) include all of the operating assets of Seller.

2.20         Accounts Receivable. Except as set forth in Schedule 2.20(a), the accounts receivable (i) arose from bona fide sales transactions in the ordinary course of business and are payable on ordinary trade terms, (ii) are legal, valid and binding obligations of the respective debtors enforceable in accordance with their terms, (iii) are not subject to any valid set off or counterclaim, (iv) do not represent obligations for goods sold on consignment, on approval or on a sale or return basis or subject to any other repurchase or return arrangement, (v) are collectible in the ordinary course of business consistent with past practice in the aggregate recorded amounts thereof, net of any applicable reserve reflected in the Last Balance Sheet, and (vi) are not the subject of any actions or proceedings brought by or on behalf of Seller. Schedule 2.20(b) sets forth a description of any security arrangements and collateral securing the repayment or other satisfaction of the accounts receivable (the “Security Arrangements”). All steps necessary to render all such Security Arrangements legal, valid, binding and enforceable, and to give and maintain for Seller a perfected security interest in the related collateral have been taken.

2.21         Inventory. All of Seller’s inventory consists of a quality and quantity usable and, with respect to finished goods, salable in the ordinary course of business consistent with past practice, subject to normal and customary allowances in the industry for spoilage, damage and outdated items. All items included in the inventory are the property of Seller, free and clear of any Lien other than Permitted Liens, have not been pledged as collateral, are not held by Seller on consignment from others and conform in all material respects to all standards applicable to such inventory or its use or sale imposed by any Governmental Entity.

2.22        Substantial Customers and Suppliers. Schedule 2.22(a) lists the ten (10) largest customers of Seller, on the basis of revenues for goods sold or services provided for the most recently-completed fiscal year. Schedule 2.22(b) lists the ten (10) largest suppliers of the Business, on the basis of cost of goods or services purchased for the most recently-completed fiscal year. Except as disclosed on Schedule 2.22(a) or 2.22(b), no such customer or supplier has ceased or materially reduced its purchases from, use of the services of, or sales or provision of services to the Business since the Balance Sheet Date, or, to Seller’s Knowledge, has threatened to cease or materially reduce such purchases, use, sales or provision of services after the date hereof. To Seller’s Knowledge, no such customer or supplier is threatened with bankruptcy or insolvency.

2.23        Compliance with Laws.

(a)           Except as disclosed in Schedule 2.9 or 2.12, Seller is not, nor has it at any time within the last five (5) years been, nor has it received any notice that it is or has at any time within the last five (5) years been, in violation of or in default under, in any material respect, any law, statute, rule, regulation, ordinance or other pronouncement having the effect of law of the United States or any domestic or state, county, city or other political subdivision or of any Governmental Entity applicable to the Business or the Purchased Assets and during such period has complied with all such laws, statutes, regulations, ordinances or other pronouncements applicable to lobbying and related activities and to the sale of firearms to any non-United States Governmental Entity or Person.

(b)           Neither Seller nor any Subsidiary, nor any director, officer, agent, employee (whether full time or contract) or other Person acting on behalf of Seller or any Subsidiary has, in the course of its actions for, or on behalf of, Seller or any Subsidiary (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity or the Business; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee (whether full time or contract) from corporate funds; (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or otherwise unlawful payment to any foreign or domestic government official or employee (whether full time or contract).

2.24        Bank and Brokerage Accounts. Schedules 2.24(i) and 2.24(ii) set forth (a) a true and complete list of the names and locations of all banks, trust companies, securities brokers and other financial institutions at which Seller has an account or safe deposit box or maintains a banking, custodial, trading or other similar relationship and (b) a true and complete list and description of each such account, box and relationship, indicating in each case the account number and the names of the respective officers, employees, agents or other similar representatives of Seller having signatory power with respect thereto.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller that:

3.01        Organization and Qualification. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and is qualified and in good standing in each jurisdiction where the properties owned, leased or operated, or the business conducted, by it require such qualification, Buyer has all requisite limited liability company power and authority to own its properties and to carry on its business as it is now being conducted except where failure to have such power and authority would not materially adversely affect the consummation of the transactions contemplated hereby.

3.02        Authority Relative to This Agreement. Buyer has the requisite limited liability company power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement and the consummation by Buyer of the transactions contemplated hereby have been duly and validly authorized by the member of Buyer, and no other corporate proceedings on the part of Buyer are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Buyer and, assuming this Agreement constitutes the valid and binding agreement of Seller and the Shareholders, constitutes the valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms, except that such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally, and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

3.03        Consents and Approvals; No Violation. Neither the execution and delivery of this Agreement by Buyer nor the consummation by Buyer of the transactions contemplated hereby will:

(a)           conflict with or result in any breach of any provision of the Certificate of Formation or the Limited Liability Company Agreement of Buyer;

(b)           require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity;

(c)           result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or lien or other charge or encumbrance) under any of the terms, conditions or provisions of any note, license, agreement or other instrument or obligation to which Buyer or any of its Subsidiaries may be bound, except for such violations, breaches and defaults (or rights of termination, cancellation or acceleration or lien or other charge or encumbrance) as to which requisite waivers or consents have been obtained or which individually or in the aggregate would not materially adversely affect the consummation of the transactions contemplated hereby; or

(d)           assuming the consents, approvals, authorizations or permits and filings or notifications referred to in this Section 3.03 are duly and timely obtained or made, violate any order, writ, injunction, decree, statute, rule or regulation applicable to Buyer or any of its Subsidiaries or to any of their respective assets, except for violations which would not individually or in the aggregate materially adversely affect the consummation of the transactions contemplated hereby.

3.04         Financing. Buyer will have sufficient funds available to it to consummate the transaction at the Closing as contemplated by this Agreement.

3.05         Federal Firearms License. Prior to the date hereof, Buyer has commenced work on the filings necessary to obtain Federal Firearms Licenses for the licensed premises in Minnesota included in the Purchased Assets.

3.06         Brokers and Finders. Buyer has not employed any investment banker, broker, finder, consultant or intermediary in connection with the transactions contemplated by this Agreement which would be entitled to any investment banking, brokerage, finder’s or similar fee or commission in connection with this Agreement or the transactions contemplated hereby.

ARTICLE IV
ADDITIONAL COVENANTS AND AGREEMENTS

4.01         Regulatory Matters.

(a)           Buyer and Seller shall each file or cause to be filed with the appropriate Governmental Authority any notifications required to be filed by their respective “ultimate parent” companies under applicable foreign anti-trust or competition laws with respect to the transactions contemplated hereby. The parties shall use their commercially reasonable efforts to make such filings promptly, to respond to any requests for additional information made by either of such agencies, to cause the waiting periods thereunder to terminate or expire at the earliest possible date and to resist any assertion that the transactions contemplated herein constitute a violation of the antitrust laws, all to the end of expediting consummation of the transactions contemplated hereby.

(b)           The parties shall, promptly after the date hereof, cooperatively commence all commercially reasonable efforts, including without limitation the making of all necessary filings and the giving of all necessary notices to Governmental Entities, to enable Buyer to obtain the permits, licenses and approvals listed on Schedule 4.01 hereof (the “Buyer Permits”). The parties shall diligently pursue and use their commercially reasonable efforts to obtain such authorizations and approvals as promptly as practicable prior to the Closing Date.

4.02         Conduct of Business of Seller. Seller agrees that during the period from the date of this Agreement to the Closing Date (unless Buyer shall otherwise consent in writing), Seller will exercise commercially reasonable efforts to: (i) conduct its operations according to its ordinary and usual course of business consistent with past practice and, to the extent consistent therewith, with no less diligence and effort than would be applied in the absence of this Agreement, (ii) seek to preserve intact its current business organization, (iii) maintain the Purchased Assets in good working order and condition, ordinary wear and tear excepted, (iv) keep available the services of its current officers and employees, (v) continue all current sales, marketing and promotional activities relating to the Business and (vi) preserve its relationships with customers, suppliers and others having business dealings with it to the end that goodwill and ongoing businesses shall not be impaired in any material respect on the Closing Date. Without limiting the generality of the foregoing, and except as otherwise permitted in this Agreement or as set forth in Schedule 4.02, prior to the Closing Date, Seller will not, without the prior written consent of Buyer:

(a)           sell, pledge, lease, license or otherwise encumber or transfer any of the Purchased Assets, except for (i) the sale or other disposition of obsolete or worn-out assets or assets being replaced in the ordinary course of business prior to the Closing Date or (ii) sales of inventory in the ordinary course of Seller’s business;

(b)           grant any increases in (or make any amendments to) the compensation (including, without limitation, incentive compensation) of any of its directors, officers or employees;

(c)           pay or agree to pay any pension, retirement allowance or other employee benefit not required or contemplated by any of the existing Company Plans as in effect on the date hereof to any director, officer or employee, whether past or present;

(d)           enter into any new, or amend any existing, Company Plan or employment or severance or termination agreement with any director, officer or employee;

(e)           except as may be required to comply with applicable law or as may be required by those items listed on Schedule 4.02, become obligated under any new pension plan, welfare plan, Multiemployer Plan, employee benefit plan, severance plan, benefit arrangement, or similar plan or arrangement, which was not in existence on the date hereof, or amend any such plan or arrangement in existence on the date hereof or amend any Company Plan if, in either case, such amendment would have the effect of enhancing any benefits thereunder;

(f)            subject any of its assets, or any part thereof, to any Lien or suffer such to be imposed other than such Liens as may arise in the ordinary course of business consistent with past practices or by operation of law which will not be discharged on or prior to the Closing Date;

(g)           make any change in any method of accounting or accounting principle, method, estimate or practice or write down the value of any inventory or write-off as uncollectible any accounts receivable except in the ordinary course of business consistent with past practices;

(h)           settle, release or forgive (or commence) any material claim, litigation or adversarial proceeding or waive any material right;

(i)            (i) amend (in a manner adverse to Seller or the Purchased Assets), terminate or waive any material right under any of the Assumed Contracts, (ii) enter into any oral contract, obligation, understanding or commitment that would be an Assumed Contract (other than purchase orders in the ordinary course of business) or (iii) enter into any contract, obligation, understanding or commitment that would be an Assumed Contract other than in compliance with the Arms Export Control Act and the implementing regulations thereto (International Traffic in Arms Regulations);

(j)            engage in any transaction, or enter into any commitment or understanding, with respect to the Business with any officer, director, Affiliate or Shareholder of Seller or their Affiliates or Associates or for the benefit of any of them;

(k)           make capital expenditures or commitments for additions to property, plant or equipment constituting capital assets on behalf of the Business in an aggregate amount exceeding $25,000;

(l)            acquire any machine guns that were not lawfully registered in the National Firearms Registration and Transfer Record (“NFRTR”) prior to May 19, 1986, or manufacture and acquire through any existing ATF variance, any machine guns first registered in the NFRTR on or after May 19, 1986, as such machine guns are defined by §5845(b) of the National Firearms Act (“NFA”), in excess of the exact number of such machine guns that are actually required to be manufactured by Seller in order to service existing Seller contracts for the supply of such machine guns; or

(m)          enter into any Contract to do or engage in any of the foregoing.

4.03        Reasonable Efforts. Subject to the terms and conditions herein provided, each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including using its reasonable efforts to obtain all necessary or appropriate waivers, consents and approvals, to effect all necessary registrations, filings and submissions (including, but not limited to, any submissions requested by the Federal Trade Commission, the Department of Justice, the United States Bureau of Alcohol, Tobacco, Firearms and Explosives (“BATFE”) or the United States Department of State (“State”)) and to lift any injunction or other legal bar to the consummation of the transactions contemplated by this Agreement (and, in such case, to proceed with such transactions as expeditiously as possible).

4.04        Access.

(a)           Following execution of this Agreement, upon reasonable notice, Seller shall afford to Buyer and its prospective financing sources and their respective officers, employees, counsel, accountants, and other authorized representatives (collectively, “Representatives”), full, open, continuing and reasonable access, upon reasonable notice throughout the period prior to the Closing Date, to its (i) equipment, personal and intangible properties, facilities and real properties, (ii) accounting files, financial and operating data, budgets, projections and plans, (iii) regulatory and other government filings, (iv) employment records, policies and files, (v) material contracts, agreements and undertakings, (vi) environmental filings and tax returns, (vii) reports, schedules, books and records, and (viii) other information relevant to Seller’s business, including without limitation any Proceedings against Seller, (collectively, the “Information”); and, during such period, Seller shall furnish or make available reasonably promptly to such Representatives of Buyer copies of all such Information (in addition to the information and materials which Buyer has previously received) as may reasonably be requested, including but not limited to a copy of each report, schedule or other document filed with or received by Seller from any Governmental Entity at any time prior to the Closing. Seller shall make reasonably available all of its officers, employees, agents or advisors to Buyer’s Representatives for purposes of reviewing, providing, discussing, or describing any of the Information or otherwise keeping Buyer and its Representatives apprised with respect to, and responding to Buyer’s inquiries regarding, the Business. Buyer agrees that it will not, and will cause its Representatives not to, use any information obtained pursuant to this Section for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. No information or knowledge obtained in any investigation pursuant to this Section shall affect or be deemed to modify any representation or warranty contained in this Agreement or the conditions to the obligations of the parties to consummate the transactions contemplated thereby.

(b)           Following the execution of this Agreement, Seller shall throughout the period prior to the Closing Date allow Buyer to reasonably establish and operate, at its sole cost and expense, at the licensed premises in Minnesota included in the Purchased Assets such minimal and segregated record keeping and other regulatory compliance systems as are necessary to meet the requirements for federal firearms licensees as established under Gun Control Act of 1968, the NFA, and to the extent applicable, the Arms Export Control Act, and all implementing regulations thereto for each act.

4.05         Publicity. The parties will consult with each other and will mutually agree upon any press releases or public announcements pertaining to the transactions contemplated by this Agreement and shall not issue any such press releases or make any such public announcements prior to such consultation and agreement. Nothing contained herein shall prohibit Seller or Buyer from seeking any consents required to consummate the transactions contemplated by this Agreement or facilitating the transition of relationships with customers, suppliers, employees and other important business counterparties to Buyer.

4.06         Employees. At or prior to the Closing, Buyer hereby agrees to offer employment to each individual listed on Schedule 4.06, on terms substantially similar in the aggregate to the terms under which such individual is presently employed by Seller for a period of one year after the Closing. It is understood and agreed that (i) Buyer’s intention to extend such offers of employment shall not constitute any commitment, contract or understanding (expressed or implied) of any obligation on the part of Buyer to an employment relationship of any fixed term or duration or upon any terms or conditions other than those that Buyer may establish and (ii) none of the individuals individual’s listed on Schedule 4.06 shall be a third party beneficiary of this Agreement. At or prior to the Closing, Buyer shall execute employment agreements with RL and PL, and RL and PL shall execute employment agreements with Buyer, each agreement to be substantially in the form attached hereto as Exhibit D.

4.07         Notice of Breach. Through the Closing Date, Seller shall promptly give Buyer written notice with particularity upon having knowledge of any matter that may, if the same were made on or as of the date of such event, transaction or circumstance, constitute a breach by Seller of any representation, warranty, agreement or covenant contained in this Agreement. Through the Closing Date, Seller shall promptly supplement the schedules to this Agreement (a “Supplement”) after the occurrence of any event, that changes or is reasonably likely to change in any material respect any statement made by Seller in this Agreement or in any such Schedule, provided, that no such Supplement or modification shall have any effect on the representations, warranties, covenants or agreements contained in this Agreement for the purposes of determining satisfaction of any condition contained herein or shall in any way limit Buyer’s right to seek indemnification under Section 7.02.

4.08         Interim Financial Statements. Until the Closing Date, Seller shall deliver to Buyer within twenty (20) days after the end of each month a copy of the unaudited balance sheets and the related unaudited statement of income (including related notes thereto, if any) for such month prepared in a manner and containing information consistent with Seller’s current practices and certified by Seller’s chief financial officer as presenting fairly, in all material respects, the financial position and results of operations of Seller as of and for the month then ended (subject to year-end adjustments consistent with past practice).

4.09         NFA Assets.

(a)           In the event that, as of the Closing Date, Seller has not received approval from BATFE to transfer to Buyer certain NFA firearms, or certain firearms components controlled by the NFA (the “NFA Assets”), Seller shall through December 1, 2008 (i) maintain Seller’s federal firearms manufacturing license with respect to the location where the NFA Assets are held and (ii) retain custody of the NFA Assets (of which Buyer would be and remain the beneficial owner), and as orders for firearms incorporating such NFA components are received by Buyer, Seller shall authorize Buyer to sell such required completed NFA firearms if such are already available, and if needed, to build such NFA components up to functional firearms, which Seller would then transfer to the customer and for which Buyer shall invoice the customer and receive the sale revenues. In the event that such approval is received within seven (7) days after the Closing Date, Seller shall surrender custody of the NFA Assets to Buyer and the preceding sentence shall be of no further force or effect.

(b)           In the event that as of December 1, 2008 any NFA Assets remain in the custody of Seller, Seller shall (i) dispose of such NFA Assets and terminate Seller’s federal firearms manufacturing license, both in accordance with the 478 and 479 of C.F.R. title 27 and (ii) promptly pay to Buyer an amount equal to twenty-five dollars ($25) per machine gun receiver included in the NFA Assets required to be disposed of pursuant to this Section 4.09(b).

4.10         Fulfillment of Conditions. Each of Buyer, Seller and each Shareholder will execute and deliver at the Closing each Operative Agreement that each is hereby required to execute and deliver as a condition to the Closing, will take all commercially reasonable steps necessary or desirable and proceed diligently and in good faith to satisfy each other condition to the obligations of the other Party contained in this Agreement and will not take or fail to take any action that could reasonably be expected to result in the nonfulfillment of any such condition.

4.11        Non-Competition.

(a)           For a period of five (5) years commencing with the date hereof, except as contemplated in this Agreement or the Operative Agreements, neither Seller nor any Shareholder shall, directly or indirectly:

(i)            own an interest in (other than through the ownership of five percent (5%) or less of any class of securities registered under the Securities Exchange Act of 1934, as amended), control, function in an executive or managerial capacity for or be employed by, act as a consultant to or advise in any capacity any entity engaged in, nor shall Seller or any Shareholder, directly or indirectly, engage in, the Business;

(ii)           solicit, hire or engage (except as expressly permitted by Section 1.08(f) hereof) as an employee, independent contractor or agent any Person (other than RL or PL) who is presently or hereafter employed by or associated with Buyer; provided, however, that such restriction shall not apply to Persons whose employment has been terminated by Buyer;

(iii)          cause or attempt to cause (A) any client, customer or supplier of Buyer to terminate or materially reduce its business with Buyer or (B) any officer, employee or consultant of Buyer to resign or sever a relationship with Buyer or a subsidiary of Buyer; and

(iv)          disclose (unless compelled by judicial or administrative process) or use any confidential or secret information relating to the Purchased Assets, Buyer or any of their respective clients, customers or suppliers (except, prior to the Closing Date, in the operation of Seller’s business in the ordinary course).

(b)           The parties agree and acknowledge that any actual or threatened violation of the terms of this Section 4.11 by Seller or any Shareholder would result in irreparable harm to Buyer, the consequences of which would not be wholly compensable by monetary damages. Accordingly, Buyer shall be entitled to injunctive or similar relief, without the necessity of actual monetary loss being proved, in the event of such a threatened or actual breach of a provision of this Section 4.11 by Seller or any Shareholder, which remedies shall be cumulative with and not exclusive of any monetary or other relief that may be available to Buyer.

(c)           The parties hereto recognize that laws and public policies of various jurisdictions may differ as to the validity and enforceability of covenants similar to those set forth in this Section. It is the intention of the parties that the provisions of this Section 4.11 be enforced to the fullest extent permissible under the laws and policies of each jurisdiction in which enforcement may be sought, and that the unenforceability (or the modification to conform to such laws or policies) of any provisions of this Section 4.11 shall not render unenforceable, or impair, the remainder of the provisions of this Section 4.11. Accordingly, if any provision of this Section 4.11 shall be determined to be invalid or unenforceable, such invalidity or unenforceability shall be deemed to apply only with respect to the operation of such provision in the particular jurisdiction in which such determination is made and not with respect to any other provision or jurisdiction.

4.12        Change of Name.

(a)           From and after the Closing, neither Seller nor any Shareholder or any of their Affiliates will use the “DPMS”, “Defense Procurement/Manufacturing Services or Panther” name or any confusingly similar name, or the Intellectual Property Rights of Seller listed on Schedule 1.01(g), without the prior written consent of Buyer, and in furtherance thereof Seller will, immediately following the receipt of all BATFE approvals necessary to consummate the transactions contemplated hereby and the surrender by Seller of any remaining BATFE licenses or permits, cause an amendment to Seller’s Articles of Incorporation to become effective changing the name of Seller to delete the name “Defense Procurement/Manufacturing Services, Inc.”; and shall make appropriate filings in all other jurisdictions in which Seller is qualified as a foreign corporation to delete such name from its qualifications. Until such name change is effective, Seller shall provide any required consents to permit Buyer to operate using the name “DPMS Firearms, LLC”.

(b)           The parties hereto acknowledge and agree that any remedy at Law for any breach of the provisions of this Section would be inadequate, and Purchaser hereby consents to the granting by any court of an injunction or other equitable relief, without the necessity of actual monetary loss being proved, in order that the breach or threatened breach of such provisions may be effectively restrained.

4.13         Lease of St. Cloud Premises. (a) On the Closing Date, Buyer shall execute and deliver, and Seller shall cause Luth Enterprises LLC to execute and deliver, a lease with respect to the property located at 3312 12th Street SE, St. Cloud, MN, presently leased by Luth Enterprises LLC to Seller (which existing lease shall be terminated on the Closing Date), substantially in the form attached hereto as Exhibit E.

(b)           On the Closing Date, Buyer shall execute and deliver, and Seller and the Shareholders shall cause Luth Unlimited LLC to execute and deliver, a license to use the rifle range facility located at 3322 12th Street SE, St. Cloud, MN, presently leased by Luth Unlimited LLC to Seller (which existing license shall be terminated on the Closing Date), substantially in the form attached hereto as Exhibit F.

4.14         Delivery of Books and Records, etc.; Removal of Property. On the Closing Date, Seller will deliver or make available to Buyer at the locations at which the Business is conducted all of the Business books and records and such other assets as are in Seller’s possession at other locations, and if at any time after the Closing Seller discovers in its possession or under its control any other Business books and records, it will forthwith deliver such Business books and records to Buyer.

4.15         Additional Agreements.

(a)         Seller shall not issue any additional checks after the delivery, pursuant to Section 1.07(c), of the certificate setting forth the Outstanding Checks.

(b)        Immediately prior to Closing, the Shareholders will, and will cause any of their applicable Affiliates to, pay to Seller any amounts owing under accounts receivable of Seller or otherwise.

4.16         Guaranty. As a material inducement to Seller’s and the Shareholders’ execution of this Agreement, Guarantor hereby irrevocably and unconditionally guarantees (the “Guaranty”) the duties, obligations, covenants, agreements, indemnities, responsibilities and liabilities of Buyer under and pursuant to this Agreement (the “Obligations”). The obligations of the Guarantor hereunder are independent of the Obligations, and a separate action or actions may be brought and prosecuted against the Guarantor regardless of whether any action is brought against Buyer or whether Buyer is joined in any such action or actions. The Guaranty is a guaranty of performance and payment when due and not merely of collection. The Guaranty shall be unconditional regardless of any lack of enforceability of this Agreement or any bankruptcy, insolvency or similar proceeding with respect to Buyer and shall continue in effect notwithstanding any extension or modification of any guaranteed Obligation, any assumption of any such guaranteed Obligation by any other party, or any other act or thing which might otherwise operate as a legal or equitable discharge of a guarantor. This Guaranty and the Guarantor’s obligations pursuant to this Guaranty shall survive the Closing to the extent that Buyer’s obligations continue after the Closing pursuant to this Agreement. Notwithstanding anything contained herein to the contrary, the Guarantor may assert any of the defenses available to Buyer with respect to the Obligations. Guarantor has a direct financial interest in Buyer and will directly benefit from this Agreement. This guaranty is a valid and binding obligation of Guarantor and is fully enforceable against Guarantor, except that such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally, and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

4.17         Confidentiality. Each party hereto will hold, and will use its best efforts to cause its Affiliates, and in the case of Buyer, any prospective financing sources, and their respective Representatives to hold, in strict confidence from any Person (other than any such Affiliate or Representative), unless (i) compelled to disclose by judicial or administrative process (including without limitation in connection with obtaining the necessary approvals of this Agreement and the transactions contemplated hereby of Governmental Entity) or by other requirements of law or (ii) disclosed in an action or proceeding brought by a party hereto in pursuit of its rights or in the exercise of its remedies hereunder, all documents and information concerning the other party or any of its Affiliates furnished to it by the other party or such other party’s Representatives in connection with this Agreement or the transactions contemplated hereby, except to the extent that such documents or information can be shown to have been (a) previously known by the party receiving such documents or information, (b) in the public domain (either prior to or after the furnishing of such documents or information hereunder) through no fault of such receiving party or (c) later acquired by the receiving party from another source if the receiving party is not aware that such source is under an obligation to another party hereto to keep such documents and information confidential; provided, that following the Closing the foregoing restrictions will not apply to Buyer’s use of documents and information concerning the business, the Purchased Assets or the Assumed Liabilities furnished by Seller hereunder.

ARTICLE V
CONDITIONS TO CLOSING

5.01         Conditions to Each Party’s Obligations to Effect the Closing. The respective obligations of each party to consummate the transactions contemplated by this Agreement are subject to the satisfaction at or prior to the Closing Date of the following conditions:

(a)           There shall not be in effect any statute, rule, regulation, executive order, decree, ruling or injunction or other order of a Governmental Entity directing that the transactions contemplated herein not be consummated; provided, however, that prior to invoking this condition the invoking party shall have used its commercially reasonable efforts to have any such decree, ruling, injunction or order vacated.

(b)           All governmental consents, orders and approvals legally required by BATFE or State for the consummation of the transactions contemplated hereby shall have been obtained and be in effect on the Closing Date and the waiting periods under any foreign anti-trust or competition law shall have expired or been terminated.

5.02         Conditions to Seller’s Obligations to Effect the Closing. The obligations of Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction at or prior to the Closing Date of the following additional conditions:

(a)           The representations and warranties of Buyer contained in this Agreement that address matters only as of a particular date shall be true and correct as of such date (without giving effect to any materiality qualifications therein) and all other representations and warranties of Buyer contained in this Agreement shall be true and correct as of the Closing Date (without giving effect to any materiality qualifications therein) in each case in all material respects and Seller shall have received a certificate of the President or a Vice President of Buyer to the foregoing effect.

(b)           Buyer shall have performed and complied with in all material respects its obligations under this Agreement to be performed or complied with by Buyer on or prior to the Closing Date, and Seller shall have received a certificate of the President or a Vice President of Buyer to the foregoing effect.

(c)           Buyer and the Escrow Agent shall have entered into the Escrow Agreement.

(d)           RL and PL shall have received signed employment agreements substantially in the form of Exhibit D from Buyer.

(e)           RL shall have received a signed vesting unit agreement substantially in the form of Exhibit G from Guarantor.

(f)            The Buyer shall have entered into the (i) lease agreement substantially in the form of Exhibit E and (ii) license agreement substantially in the form of Exhibit F.

5.03         Conditions to Buyer’s Obligations to Effect the Closing. The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction on or prior to the Closing Date of the following additional conditions:

(a)           The representations and warranties of Seller and the Shareholders contained in this Agreement that address matters only as of a particular date shall be true and correct as of such date (without giving effect to any materiality qualification therein) and all other representations and warranties of Seller and the Shareholders contained in this Agreement shall be true and correct as of the Closing Date (without giving effect to any materiality qualification therein), except, in either case, as a result of facts and circumstances that, taken together, do not constitute a Material Adverse Effect, and Buyer shall have received a certificate of the President or a Vice President of Seller to the foregoing effect.

(b)           Seller shall have performed and complied with in all material respects its obligations under this Agreement to be performed or complied with on or prior to the Closing Date, and Buyer shall have received a certificate of the President or a Vice President of Seller to the foregoing effect.

(c)           Buyer shall have received signed employment agreements substantially in the form of Exhibit D from RL and PL.

(d)           Buyer shall have received (i) a signed lease agreement substantially in the form of Exhibit E from Luth Enterprises, LLC and (ii) a signed license agreement substantially in the form of Exhibit F from Luth Unlimited, LLC.

(e)           Buyer shall have received such other certificates, instruments and documents in confirmation of the representations and warranties of Seller or in furtherance of the transactions contemplated by this Agreement as Buyer or its counsel may reasonably request. Buyer shall have received the consents required from third parties in order for the Assumed Contracts to be assigned to and assumed by Buyer as contemplated by this Agreement and the Governmental Entity authorizations and Buyer Permits listed on Schedule 5.03(d) hereof.

(f)            Seller and the Escrow Agent shall have entered into the Escrow Agreement.

ARTICLE VI
TERMINATION; AMENDMENT; WAIVER

6.01         Termination by Mutual Consent. This Agreement may be terminated at any time prior to the Closing Date, by the mutual written consent of Buyer and Seller.

6.02         Termination by Either Buyer or Seller. This Agreement may be terminated by Buyer or Seller if (i) any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable, or (ii) the Closing shall not have occurred on or before January 13, 2008; provided, that the right to terminate this

Agreement pursuant to this Section 6.02 shall not be available to any party whose failure to fulfill any of its obligations under this Agreement results in the Closing not to have occurred prior to such date.

6.03         Termination by Buyer. This Agreement may be terminated by Buyer prior to the Closing Date, if (i) Seller commits a material breach of this Agreement and such breach is not cured, or is incapable of being cured, within thirty (30) days after the receipt by Seller of written notice of such breach, or (ii) any representation or warranty of Seller and the Shareholders that addressed matters only as of a specified date was not true and correct as of such date or any other representation or warranty of Seller contained in this Agreement shall not be true and correct (in either case, without giving effect to any materiality qualifications therein), except, in any case, such failures to be true and correct resulting from facts and circumstances that do not constitute a Material Adverse Effect; provided, that such failure to be true and correct is not cured, or is incapable of being cured, within thirty (30) days after the receipt by Seller of written notice of such failure.

6.04         Termination by Seller. This Agreement may be terminated by Seller at any time prior to the Closing Date if (i) Buyer commits a material breach of this Agreement and such breach is not cured, or is incapable of being cured, within thirty (30) days after the receipt by Buyer of written notice of such breach, or (ii) any representation or warranty of Buyer that addressed matters only as of a specified date was not true and correct as of such date or any other representation or warranty of Buyer contained in this Agreement shall not be true and correct (in either case without giving effect to any materiality qualifications contained therein), except, in any case, such failures to be true and correct resulting from facts and circumstances that are not reasonably likely to materially adversely affect Buyer’s ability to consummate the transactions contemplated by this Agreement; provided, that such failure to be true and correct is not cured, or is incapable of being cured, within thirty (30) days after receipt by Buyer of written notice of such failure.

6.05         Extension; Waiver. At any time prior to the Closing Date, either Buyer or Seller may (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document, certificate or writing delivered pursuant hereto or (iii) waive compliance by the other party with any of the agreements or conditions contained herein. Any agreement on the part of either party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of either party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights. As used in this Section 6.05, with respect to Buyer, the “other” party means Seller or the Shareholders and, with respect to Seller or the Shareholders, the “other” party means Buyer.

ARTICLE VII
INDEMNIFICATION

7.01         Indemnification by Buyer. Subject to the limitations set forth in Section 7.04, Buyer hereby covenants and agrees to indemnify and hold Seller harmless from, against and in respect of:

(a)           the Assumed Liabilities;

(b)           any losses, damages or deficiencies resulting from any misrepresentation or breach of warranty (without giving effect to any materiality qualification therein) by Buyer under this Agreement or from any misrepresentation in any certificate or other instrument provided by Buyer to Seller pursuant to this Agreement;

(c)           any losses, damages or deficiencies resulting from any nonfulfillment of any covenant or agreement on the part of Buyer under this Agreement; and

(d)           any losses, damages or deficiencies resulting from Seller’s sale or Seller’s authorization to sell any NFA Assets pursuant to Section 4.09(a) hereof; and

(e)           all actions, suits, proceedings, demands, assessments, judgments and reasonable and necessary costs and expenses, including all attorney’s fees, incident to any of the foregoing.

The foregoing matters giving rise to Seller’s right to indemnification hereunder are hereinafter referred to as “Seller Claims.” For purposes of this Section 7.01, “Seller” shall also include its Affiliates and its and their respective directors, officers, partners, shareholders, employees and agents.

7.02         Indemnification by Seller and Shareholders. Subject to the limitations set forth in Section 7.04, Seller and the Shareholders, jointly and severally, hereby covenant and agree to indemnify and hold Buyer harmless from, against and in respect of:

(a)           any claims, demands or causes of action of any kind or nature by any third party arising from or relating to (i) Seller’s ownership or use of the Purchased Assets or operation of the Business prior to the Closing, (ii) the Excluded Assets, (iii) the Excluded Liabilities, (iv) any liability of any Shareholder or (v) any liability of Seller not expressly assumed by Buyer pursuant to this Agreement;

(b)           any losses, damages or deficiencies resulting from any misrepresentation or breach of warranty by Seller or the Shareholders (without giving effect to any materiality qualification therein) under this Agreement or from any misrepresentation in any certificate or other instrument provided by Seller to Buyer pursuant to this Agreement;

(c)           any losses, damages or deficiencies resulting from any nonfulfillment of any covenant or agreement on the part of Seller under this Agreement; and

(d)           all actions, suits, proceedings, demands, assessments, judgments and reasonable and necessary costs and expenses, including all attorney’s fees, incident to any of the foregoing.

The foregoing matters giving rise to Buyer’s right to indemnification hereunder are hereinafter referred to as “Buyer Claims.” For purposes of this Section 7.02, “Buyer” shall also include its Affiliates and its and their respective directors, officers, partners, shareholders, employees and agents.

7.03         Reimbursement. Subject to the limitations set forth in Section 7.04, at any time after the Closing Date, Buyer shall reimburse Seller, and Seller and the Shareholders, jointly and severally, shall reimburse Buyer, on demand, for any payment made by or loss or damage incurred by Seller and the Shareholders in respect of any Seller Claim or by Buyer in respect of any Buyer Claim, respectively, to which the foregoing indemnity relates; provided, however, that within a reasonable time after Seller receives notice of such Seller Claim or Buyer receives notice of such Buyer Claim and before Seller, the Shareholders, or Buyer make any such payment, it must notify the other party of the underlying claim or action, but the omission to so notify the other party shall not release such party from any liability which it has or may have except to the extent Seller, the Shareholders or Buyer actually has been materially prejudiced by such failure to give notice. In the event of such notice, Buyer or Seller and the Shareholders shall be entitled to participate in and, upon acknowledging its or their obligation to provide indemnity hereunder, to assume the defense of any action relating to a claim for which it is the indemnifying party hereunder with counsel reasonably satisfactory to the other party if Buyer or Seller and the Shareholders promptly notifies the other party of its intention to do so and keeps the other party fully informed as to all matters relating to the defense and settlement of such action. Buyer shall in no case settle or compromise a Seller Claim or consent to the entry of judgment with respect to a Seller Claim, and neither Seller nor the Shareholder shall settle or compromise a Buyer Claim or consent to the entry of judgment with respect to a Buyer Claim, in either case other than solely for money damages within the limits set forth in Section 7.04, without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed) if such settlement, compromise or judgment would adversely affect the rights of the other party in any continuing manner.

7.04         Limitations of Liability.

(a)           Buyer shall not be required to indemnify Seller with respect to any claim for indemnification pursuant to Section 7.01(b) unless and until the aggregate amount of all claims against Buyer under Section 7.01(b) exceeds Twenty-Five Thousand Dollars ($25,000) in the aggregate and thereafter only to the extent of the excess. In no event shall the liability of Buyer under Section 7.01(b) exceed fifty percent (50%) of the Purchase Price in the aggregate. Notwithstanding anything to the contrary herein, the limitations in the two immediately preceding sentences shall not apply with respect to any other provision of this Article VII. The limitations set forth above shall not be applicable to any claim by Seller for indemnification based on actual fraud or intentional misrepresentation by Buyer.

(b)           Seller and the Shareholders shall not be required to indemnify Buyer with respect to any claim for indemnification pursuant to Section 7.02(b) unless and until the aggregate amount of all claims against Seller and the Shareholders under Section 7.02(b) exceeds One Hundred Thousand Dollars ($100,000) in the aggregate in which event Buyer shall be entitled to recover the full amount of such claims. In no event shall the liability of Seller and the Shareholders under Section 7.02(b) exceed twenty-five percent (25%) of the Purchase Price in the aggregate. Notwithstanding anything to the contrary herein, the limitations in the two immediately preceding sentences shall not apply with respect to any other provision of this Article VII. The limitations set forth above shall not be applicable to any claim by Buyer for indemnification based on actual fraud or intentional misrepresentation by Seller or the Shareholders.

(c)           Each party shall provide the other party with such additional information as such party may reasonably request regarding any Claim.

(d)           The amount of any claim for indemnification made by Buyer shall be reduced by the amount of any insurance benefits and proceeds actually paid to Buyer (net of any deductible amounts).

7.05         Survival of Buyer’s Representations and Warranties. The representations and warranties of Buyer contained in this Agreement shall survive the Closing for a period of twelve (12) months and any Seller Claims made pursuant to Section 7.01(b) must be made prior to such time. Any Seller Claims arising under Section 7.01(c) above must be made within twelve (12) months following the date that the covenant upon which it is based shall expire by its terms. The limitations set forth above shall not be applicable to any claim by Seller for indemnification based on actual fraud or intentional misrepresentation by Buyer.

7.06         Survival of Seller and Shareholder Representations and Warranties. The representations and warranties of Seller and the Shareholders contained in this Agreement (other than those contained in Sections 2.10 (Taxes), 2.11 (Employee Benefit Plans; Labor and Employment Matters), 2.12 (Environmental Laws and Regulations) and 2.15 (Permits)) shall survive the Closing for a period of twelve (12) months and any Buyer Claims made pursuant to Section 7.02(b) must be made prior to such time. Any Buyer Claims arising under Section 7.2(b) above with respect to any representation or warranty contained in Sections 2.10 (Taxes), 2.11 (Employee Benefit Plans; Labor and Employment Matters), 2.12 (Environmental Laws and Regulations) and 2.15 (Permits) shall survive the Closing until 90 days after the expiration of the applicable statute of limitations. Any Buyer Claims arising under Section 7.02(c) above must be made within twelve (12) months following the date that the covenant upon which it is based shall expire by its terms. The limitations set forth above shall not be applicable to any claim by Buyer for indemnification based on actual fraud or intentional misrepresentation by Seller or the Shareholders.

7.07         Exclusive Remedy. The remedies set forth in this Article VII (together with the termination rights contained in Article VI) constitute the parties’ exclusive remedies arising out of or in connection with this Agreement. Neither party has any right of setoff with respect to claims it may have against the other party.

ARTICLE VIII
MISCELLANEOUS AND GENERAL

8.01         Payment of Expenses. Whether or not the transactions contemplated by this Agreement shall be consummated, each party hereto shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the transactions contemplated hereby.

8.02         Survival of Confidentiality. Section 4.17 shall survive any termination of this Agreement for a period of two (2) years from the date of such termination, and shall apply to all information and material delivered by any party hereunder.

8.03         Modification or Amendment. The parties hereto may modify or amend this Agreement by written agreement executed and delivered by duly authorized officers of the respective parties.

8.04         Waiver of Conditions. The conditions to each party’s obligations to consummate the transactions contemplated by this Agreement are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law.

8.05         Counterparts. For the convenience of the parties hereto, this Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

8.06         Governing Law; Dispute Resolution. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the principles of conflicts of law thereof. Except as provided in Section 1.10, any and all disputes arising under this Agreement shall be adjudicated in the state or federal courts located in the State of New York, to whose exclusive jurisdiction the parties hereby irrevocably submit for such purpose and as to which venue the parties waive all objections. Each party acknowledges and agrees that any controversy which may arise under this agreement is likely to involve complicated and difficult issues, and therefore it hereby irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this agreement or the transactions contemplated hereby.

8.07         Notices. Any notice, request, instruction or other document to be given hereunder by any party to the other parties shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, or by facsimile transmission (with a confirming copy sent by overnight courier), as follows:

(a)           If to Seller, to

Defense Procurement/Manufacturing Services, Inc.

3322 12th Street SE

St. Cloud, MN 56304

Attn: Randy E. Luth

with a copy to:

Sherrard & Roe, PLC

424 Church Street

Suite 2000

Nashville, TN 37219

Facsimile: (615) 742-4539

Attn: Elizabeth E. Moore, Esq.

(b)           If to Buyer or Guarantor, to

c/o Cerberus Capital Management, L.P.

299 Park Avenue, 22nd Floor

New York, NY 10171

Facsimile: (212) 284-7916

Attn: George Kollitides, Managing Director

with a copy to:

Milbank, Tweed, Hadley & McCloy LLP

1 Chase Manhattan Plaza

New York, NY 10005

Facsimile: (212) 822-5735

Attn: Roland Hlawaty, Esq.

or to such other Persons or addresses as may be designated in writing by the party to receive such notice.

8.08       Entire Agreement; Assignment. This Agreement (including the schedules and exhibits hereto), the documents to be executed and delivered hereunder, and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings, written or oral, between the parties with respect thereto. The parties agree and acknowledge that this Agreement has not been entered into under time pressure, and that all parties have had an adequate opportunity to review this Agreement with counsel. This Agreement may not be assigned by any party (by operation of law or otherwise) without the written consent of the other parties hereto, except that Buyer may assign any and all of its rights, interests and obligations hereunder (including without limitation its rights under Article VII) to an Affiliate provided that any such Affiliate agrees in writing to be bound by all the terms, conditions and provisions contained herein, but no such assignment shall relieve Buyer of its obligations hereunder. Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and assigns.

8.09       Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and assigns. Nothing in this Agreement, express or implied, other than the right to receive the consideration payable pursuant to Article I hereof is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

8.10      Certain Definitions. As used herein:

(a)        An “Affiliate” of, or a Person “affiliated” with, a specific Person is a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified. For the purposes of this definition, control of a Person means the power, direct and indirect, to direct or cause the direction of the management and policies of such Person whether by contract or otherwise and, in any event and without limitation of the previous sentence, any Person owning ten percent (10%) or more of the voting securities of another Person shall be presumed to control that Person.

(b)        “Associate” means, with respect to any Person, (i) any corporation or other business organization of which such Person is an officer or partner or is the beneficial owner, directly or indirectly, of ten percent (10%) or more of any class of equity securities, (ii) any trust or estate in which such Person has a substantial beneficial interest or as to which such Person serves as a trustee or in a similar capacity and (iii) any relative or spouse of such Person, or any relative of such spouse, who has the same home as such Person.

(c)        “Assumed Contracts” means the following contracts, obligations, understandings or commitments of Seller: (i) all contracts entered into prior to the date hereof and which remain in effect on the date hereof, which are set forth on Schedule 1.01(e), (ii) all contracts (or amendments) entered into by Seller from and after the date hereof in compliance with Section 4.02, other than those described in clause (iii) hereof, which require aggregate payments from or to Seller thereunder of $25,000 or more, provided Buyer has consented to the execution of such contract, which consent shall not be unreasonably withheld, delayed or conditioned, and (iii) all other contracts (or amendments) entered into by Seller from and after the date hereof in compliance with Section 4.02 (A) which require aggregate payments from or to Seller thereunder of less than $25,000 individually or $100,000 in the aggregate or (B) providing for the sale of inventory or the purchase of parts on terms no less favorable to Seller than those contained in the Assumed Contracts applicable to such transactions.

(d)        “Business” means the manufacture, distribution or sale of firearms.

(e)        “Business Day” means a day other than Saturday, Sunday or any day on which banks located in Minnesota or New York are authorized or obligated to close.

(g)        “Cash” means cash, commercial paper, certificates of deposit and other bank deposits, treasury bills, and all other cash equivalents in all accounts of Seller, and third Person checks deposited or held in any Seller accounts that have not yet cleared; provided, that, to the extent included as “cash” in the aggregate cash balance, security and similar deposits and amounts held in escrow at such time to secure the performance of trade contracts, leases, letters of credit or similar obligations shall reduce Cash.

(h)        “Environmental Laws” shall mean any and all federal, state or local laws, rules, orders, regulations, statutes, common law, ordinances, codes, decrees or requirements of any Governmental Entity regulating, relating to or imposing liability or standards of conduct concerning any Regulated Materials, environmental protection, or human health protection involving Regulated Materials as amended or whenever in effect.

(i)         “Governmental Entity” shall mean any federal, foreign, state or local government or any court, tribunal, administrative agency or commission or other governmental or other regulatory authority or agency, including the BATFE and State.

(j)         “Lien” means any lien, encumbrance, pledge, mortgage, security interest, assessment, levy, claim, lease, charge, option, right of first refusal, easement, servitude, transfer restriction of any kind, character or nature or any conditional sale contract, title retention contract or other contract to give any of the foregoing.

(k)        “Material Adverse Effect” shall mean any change, effect or circumstance that is adverse to the business, properties, financial condition or results of operations of Seller which is material to Seller, or the Purchased Assets, taken as a whole, but shall not include any change, effect or circumstance arising from any change, effect or circumstance that is generally applicable to or in (i) the United States economy generally, (ii) the United States or global financial or capital markets, (iii) the industry in which Seller operates, (iv) applicable laws or the interpretation thereof after the date hereof or (v) any outbreak of major hostilities in which the United States or is involved or any act of insurrection, sabotage or terrorism within the United States or direct against its facilities or citizens wherever located (except, in the cases of clauses (iii) and (iv), to the extent such changes, effects or circumstances have had a disproportionate effect on Seller and the Purchased Assets compared to other participants in the industry in which Seller operates).

(l)         “Operative Agreements” shall mean, collectively, the Assignment Instruments, the Assumption Instruments, the Escrow Agreement and any other agreements to be entered into in connection with the transaction contemplated hereby.

(m)       “Permitted Liens” shall mean any (i) (A) platting, subdivision, zoning, building and other similar legal requirements which are not violated by the buildings, structures and other improvements located thereon and (B) minor imperfections of title, none of which items set forth in this clause (i) individually or in the aggregate, could reasonably be expected to impair the value or the current use of the Purchased Assets, (ii) mechanics’, materialmen’s, carriers’, workmen’s, warehousemen’s, repairmen’s, landlords’, or other like liens securing obligations that are not delinquent and (iii) liens for taxes and other governmental charges, assessments or fees which are not yet due and payable.

(n)        “Person” means any natural person, corporation, limited liability company, general partnership limited partnership, proprietorship, other business organization, trust, union, association or Governmental Entity.

(o)        “Real Property” means the premises located at 3312 12th Street SE, St. Cloud, MN, owned by Luth Enterprises LLC and presently leased to Seller pursuant to a Lease Agreement, dated as of December 1, 2003, as amended on May 15, 2006.

(p)        “Regulated Materials” shall mean any pollutant, contaminant, hazardous material, hazardous waste, infectious medical waste, hazardous or toxic substance defined or regulated as such in or with respect to which liability or standards of conduct are imposed under any Environmental Law, including, without limitation, petroleum, crude oil or fractions thereof, petroleum products, waste or used oil, natural or synthetic gas, materials exhibiting the characteristics of ignitability, corrosivity, reactivity or extraction procedure toxicity, as such terms are defined in connection with hazardous materials or hazardous wastes or hazardous or toxic substances in any Environmental Law.

(q)         “Seller’s Knowledge” shall mean a particular fact or other matter that any of the following named individuals actually knows after reasonable investigation: RL, PL, Dustin Emholtz, Todd Mittelestaedt and Carter Stenberg.

8.11       Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, each of which shall remain in full force and effect.

8.12       Captions; Interpretation. The Article, Section and paragraph captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. No party shall be deemed to have been the drafter of this Agreement, which is the product of detailed, arm’s length negotiations between the parties and their respective counsel.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

DPMS FIREARMS, LLC

By:	/s/ George Kollitides
Name:	George Kollitides
Title:	Executive VP

DEFENSE PROCUREMENT/MANUFACTURING SERVICES, INC.

By:	/s/ Randy E. Luth President

/s/ Randy E. Luth
Randy E. Luth

/s/ Pamela A. Luth V.P.
Pamela A. Luth

BUSHMASTER FIREARMS INTERNATIONAL, LLC, solely with respect to Section 4.16.

By:	/s/ George Kollitides
Name:	George Kollitides
Title:	Executive VP